                                                                    EXHIBIT 99.5

                           SOUTHBANC SHARES, M.H.C.
                               907 N. MAIN STREET
                        ANDERSON, SOUTH CAROLINA  29621
                                 (864) 225-0241

                      NOTICE OF SPECIAL MEETING OF MEMBERS
                          TO BE HELD ON MARCH __, 1998

     Notice is hereby given that a special meeting ("Special Meeting") of members of SouthBanc Shares, M.H.C. ("MHC") will be held at the main office of Perpetual Bank, A Federal Savings Bank, 907 N. Main Street, Anderson, South Carolina, on _________, March __, 1998, at __:00 _.m., Eastern Time. Business to be taken up at the Special Meeting shall be:

     (1) To approve an Amended Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") between the MHC and Perpetual Bank, A Federal Savings Bank ("Savings Bank"), pursuant to which the Savings Bank organized SouthBanc Shares, Inc. ("Holding Company") and, upon consummation of the following transactions, the Savings Bank will become a wholly owned subsidiary of the Holding Company: (i) the MHC, which currently owns 53.03% of the outstanding shares of common stock of the Savings Bank, will convert from mutual holding company to a federal interim stock savings bank ("Interim A") and simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity; (ii) the Savings Bank will merge with and into an interim stock savings bank ("Interim B") to be formed as a wholly owned subsidiary of the Holding Company, with the Savings Bank being the surviving entity; (iii) the outstanding shares of common stock of the Savings Bank (other than those held by the MHC which will be canceled) ("Public Savings Bank Shares") will be exchanged for shares of common stock of the Holding Company ("Exchange Shares") pursuant to a ratio that will result in the holders of such shares owning in the aggregate the same percentage of the outstanding shares of common stock of the Holding Company as they currently own in the Savings Bank, before giving effect to such stockholders purchasing additional shares of common stock of the Holding Company ("Conversion Shares") in a concurrent stock offering by the Holding Company ("Conversion Offerings") or by the Savings Bank's employee stock ownership plan thereafter or receiving cash in lieu of fractional Exchange Shares; and (iv) the offer and sale of Conversion Shares by the Holding Company in the Conversion Offerings (collectively, "Conversion and Reorganization"), all undertaken pursuant to the laws of the United States and the rules and regulations of the Office of Thrift Supervision; and

     (2) To consider and vote upon any other matters that may lawfully come before the Special Meeting.

     Note: As of the date of mailing of this Notice, the Board of Directors is not aware of any other matters that may come before the Special Meeting.

     The members entitled to vote at the Special Meeting shall be those members of the MHC at the close of business on ____________, 1998, and who continue as members until the Special Meeting, and should the Special Meeting be, from time to time, adjourned to a later time, until the final adjournment thereof.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              SYLVIA B. REED
                              SECRETARY

Anderson, South Carolina
February __, 1998

PLEASE SIGN AND RETURN PROMPTLY EACH PROXY CARD YOU RECEIVE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ASSURE NECESSARY REPRESENTATION AT THE SPECIAL MEETING, BUT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU SO DESIRE. THE PROXY IS SOLICITED ONLY FOR THIS SPECIAL MEETING (AND ANY ADJOURNMENTS THEREOF) AND WILL NOT BE USED FOR ANY OTHER MEETING. YOU MAY REVOKE YOUR WRITTEN PROXY BY WRITTEN INSTRUMENT DELIVERED TO SYLVIA B. REED, SECRETARY, SOUTHBANC SHARES, M.H.C., AT THE ABOVE ADDRESS AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING.

                            SOUTHBANC SHARES, M.H.C.
                               907 N. MAIN STREET
                        ANDERSON, SOUTH CAROLINA  29621
                                 (864) 225-0241

                                PROXY STATEMENT

                                MARCH ___, 1998


     YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF SOUTHBANC SHARES, M.H.C. FOR USE AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON _________, MARCH __, 1998, AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING. YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE FOR THE PLAN OF CONVERSION.

                         PURPOSE OF MEETING -- SUMMARY

     A special meeting of members ("Special Meeting") of SouthBanc Shares, M.H.C. ("MHC") will be held at the main office of Perpetual Bank, A Federal Savings Bank, 907 N. Main Street, Anderson, South Carolina, on _________, March __, 1998, at __:00 __.m., Eastern Time, for the purpose of considering and voting upon an Amended Plan of Conversion and Agreement and Plan of Reorganization ("Plan of Conversion"), which, if approved by a majority of the total votes of the members eligible to be cast, will permit Perpetual Bank, A Federal Savings Bank ("Savings Bank") to become a subsidiary of the Holding Company, a newly organized Delaware corporation formed by the Savings Bank. The reorganization of the Savings Bank and the acquisition of control of the Savings Bank by the Holding Company are collectively referred to herein as the "Conversion and Reorganization."

     Pursuant to the MHC's Federal Mutual Holding Company Charter, depositors of the Savings Bank, and borrowers of the Savings Bank with a loan outstanding as of October 26, 1993 and for as long as such loan remains outstanding, are members of the MHC. Members entitled to vote on the Plan of Conversion are members of the MHC as of ____________, 1998 ("Voting Record Date") who continue as members until the Special Meeting, and should the Special Meeting be, from time to time, adjourned to a later time, until the final adjournment thereof. The Conversion and Reorganization requires the approval of not less than a majority of the total votes eligible to be cast at the Special Meeting.

     Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank (i.e. Interim A) and simultaneously merge with and into the
                    ----
Savings Bank, pursuant to which the MHC will cease to exist and the shares of common stock, par value $1.00 per share of the Savings Bank ("Savings Bank Common Stock") held by the MHC will be canceled, and (ii) Interim A will then merge with and into the Savings Bank. As a result of the merger of Interim A with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Holding Company and the shares of Savings Bank Common Stock held by persons other than the MHC ("Public Savings Bank Shares") will be converted into shares of common stock of the Holding Company ("Exchange Shares") pursuant to a ratio ("Exchange Ratio"), which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any Conversion Shares (defined below) purchased by the Savings Bank's stockholders in the Conversion Offerings (defined below).

     As part of the Plan of Conversion, nontransferable rights to subscribe ("Subscription Rights") for up to 1,983,750 shares (which may be increased to 2,281,312 shares under circumstances described in footnote 4 of the table appearing on the cover page of the Prospectus) of Common Stock ("Conversion Shares") have been granted, in order of priority, to (i) depositors with $50.00 or more on deposit at the Savings Bank as of the close of business on June 30, 1996 ("Eligible Account Holders"), (ii) depositors with $50.00 or more on deposit at the Savings Bank as of the close of business on December 31, 1997 ("Supplemental Eligible Account Holders"), and (iii) depositors of the Savings Bank (other than Eligible Account Holders and Supplemental Eligible Account Holders) as of the Voting Record Date, and borrowers of the Savings Bank with loans outstanding as of the close of business on October 26, 1993 which continue to be outstanding as of the close of business on the Voting Record Date ("Other Members"), subject to the priorities and purchase limitations set forth
in the Plan of Conversion ("Subscription Offering").   Concurrently, but subject
to the prior rights of Subscription Rights holders, the Holding Company is offering the Conversion Shares for sale to members of the general public through a direct community offering ("Direct Community Offering") with preference given first to Public Stockholders as of the close of business on the Voting Record Date (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons who are permanent residents of Anderson or Oconee Counties of South Carolina ("Local Community"). It is anticipated that any Conversion Shares not subscribed for in the Subscription Offering or purchased in the Direct Community Offering will be offered to eligible members of the general public on a best efforts basis by a selling group of broker-dealers managed by Sandler O'Neill & Partners, L.P. ("Sandler") in a syndicated community offering ("Syndicated Community Offering"). The Subscription Offering, Direct Community Offering and the Syndicated Community Offering are referred to collectively as the "Conversion Offerings."

                            SOUTHBANC SHARES, M.H.C.

     The MHC is the federally-chartered mutual holding company of the Savings Bank. The MHC was formed in October 1993 as a result of the reorganization of the Savings Bank into a federally chartered mutual holding company ("MHC Reorganization"). The members of the MHC consist of depositors of the Savings Bank and those current borrowers of the Savings Bank who had loans outstanding as of the consummation date of the MHC Reorganization (October 26, 1993). The MHC's sole business activity is holding the 800,000 shares of Savings Bank Common Stock, which represents 53.02% of the outstanding shares as of the date of this Prospectus. The MHC's main office is located at 907 N. Main Street, Anderson, South Carolina 29621, and its telephone number is (864) 225-0241. As part of the Conversion and Reorganization, the MHC will convert to a federally-chartered interim stock savings bank and simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity.

                     PERPETUAL BANK, A FEDERAL SAVINGS BANK

     The Savings Bank is a federally chartered stock savings bank headquartered in Anderson, South Carolina. The Savings Bank was originally chartered in 1906 and operated as a mutual institution without stockholders until October 1993, at which time it reorganized into the mutual holding company structure. The Savings Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable legal limits under the Savings Association Insurance Fund. The Savings Bank, a member of the Federal Home Loan Bank ("FHLB") system, is regulated by the Office of Thrift Supervision ("OTS") and the FDIC. At September 30, 1997, the Savings Bank had total assets of $257.0 million, total deposits of $201.0 million, and total stockholders' equity of $30.8 million, on a consolidated basis.

     On October 26, 1993, the MHC Reorganization was consummated and the Savings Bank completed its initial stock offering by issuing 1,500,000 shares of Savings Bank Common Stock at $10.00 per share, 1,385,000 shares (92.3%) of which were sold to the MHC. The remaining 115,000 shares (7.7%) were issued to members of the MHC, including officers, directors and employees of the Savings Bank.

     In September 1996, the Savings Bank completed an additional offering of Savings Bank Common Stock through the issuance of 585,000 shares at a price of $19.25 to then existing members of the MHC ("Additional Offering"). In connection with the closing of the Additional Offering, 585,000 shares of Savings Bank Common

Stock held by the MHC were canceled. Accordingly, upon consummation of the Additional Offering on September 30, 1996, there were 1,504,601 shares of Savings Bank Common Stock issued and outstanding, of which 800,000 (53.2%) were held by the MHC and 704,601 shares (46.8%) were held by the Public Stockholders.

     The Savings Bank considers Anderson and Oconee Counties in the northwestern corner of South Carolina as its primary market area because a substantial portion of its loan portfolio is secured by properties located in those counties. The Savings Bank faces strong competition within its primary market area. The Savings Bank also invests in loans secured by properties located outside of its primary market area (predominately in Hilton Head Island, South Carolina, and in the greater Greenville, South Carolina, area) as a result of loan purchases from other lenders, including a mortgage banking company in which a service corporation subsidiary of the Savings Bank has a one-third equity interest.

     The Savings Bank is primarily engaged in the business of attracting deposits from the general public and using those funds, along with FHLB advances, to originate and purchase one- to- four family mortgage loans. The Savings Bank originates and purchases commercial real estate and construction loans, as well as consumer loans and, to a lesser extent, commercial business loans and multi-family real estate loans. Such latter type loans, which totalled $71.7 million, or 40.1%, of net loans receivable at September 30, 1997, are inherently riskier than one- to- four-family mortgage loans. As a complement to its lending activities, the Savings Bank services mortgage loans and invests in mortgage servicing rights.

     In addition to its lending activities, the Savings Bank, through a service corporation subsidiary, develops residential and commercial properties located in its primary market area. The Savings Bank also invests in short-and intermediate-term mortgage-backed securities, including collateralized mortgage obligations ("CMOs").

     The Savings Bank's principal office is located at 907 North Main Street, Anderson, South Carolina 29621, and the telephone number at that office is (864) 225-0241. The Savings Bank also operates five branch offices.

                  VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

     The MHC's Board of Directors has fixed the close of business on ___________, 1998 as the record date for the determination of members entitled to notice of and to vote at the Special Meeting. All holders of savings or other authorized accounts of the Savings Bank, and borrowers of the Savings Bank with loans outstanding as of October 26, 1993 and for as long as such loans remain outstanding, are members of the Savings Bank under its current charter. All members of record as of the close of business on the Voting Record Date who continue to be members on the date of the Special Meeting or any adjournment thereof will be entitled to vote at the Special Meeting or such adjournment.

     Each eligible depositor member will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of the depositor's savings accounts in the Savings Bank as of the Voting Record Date. Borrowers with loans outstanding as of October 26, 1993, which continue to be outstanding as of the Voting Record Date will be entitled to cast one vote for the period of time such borrowings remain in existence. No member is entitled to cast more than 1,000 votes. Any number of members present and voting, represented in person or by proxy, at the Special Meeting will constitute a quorum.

     Approval of the Plan of Conversion will require the affirmative vote of a majority of the total outstanding votes of the MHC's members eligible to be cast at the Special Meeting. As of the Voting Record Date for the Special Meeting, there were approximately _________ votes eligible to be cast, of which _________ votes may be cast by depositor members and ___ votes may be cast by borrower members.

                                 PROXIES

          Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Enclosed is a proxy which may be used by any eligible member to vote on the Plan of Conversion. All properly executed proxies received by management will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, all proxies will be voted on such matters in accordance with the best judgment of the proxy holders named therein. If the enclosed proxy is returned, it may be revoked at any time before it is voted by written notice to the Secretary of the Savings Bank, by submitting a later dated proxy, or by attending and voting in person at the Special Meeting. The proxies being solicited are only for use at the Special Meeting and at any and all adjournments thereof and will not be used for any other meeting. Management is not aware of any other business to be presented at the Special Meeting.

          The trustees for individual retirement accounts at the Savings Bank, will vote in favor of the Plan of Conversion, unless the beneficial owner executes and returns the enclosed proxy for the Special Meeting or attends the Special Meeting and votes in person.

          To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the MHC, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the MHC for their reasonable out-of-pocket expenses incurred in connection with such solicitation. If necessary, the Special Meeting may be adjourned to an alternative date.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PLAN OF CONVERSION. VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY VOTER TO PURCHASE ANY CONVERSION SHARES.

                       THE CONVERSION AND REORGANIZATION

          THE OTS HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO ITS APPROVAL BY THE MEMBERS OF THE SAVINGS BANK AND THE STOCKHOLDERS OF THE SAVINGS BANK ENTITLED TO VOTE THEREON AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION.

GENERAL

          On September 22, 1997, the Boards of Directors of the MHC and the Savings Bank unanimously adopted, and on December 22, 1997, unanimously amended, the Plan of Conversion, pursuant to which the MHC will convert from a mutual holding company to a stock holding company and the Savings Bank simultaneously reorganize as a wholly-owned subsidiary of the Holding Company, a newly formed Delaware corporation. THE FOLLOWING DISCUSSION OF ALL MATERIAL ASPECTS OF THE PLAN OF CONVERSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF CONVERSION, WHICH IS ATTACHED HERETO AS EXHIBIT A. The OTS has approved the Plan of Conversion subject to its approval by the members of the MHC entitled to vote on the matter at the Special Meeting of Members called for that purpose to be held on ____________, 1998, its approval by the stockholders of the Savings Bank entitled to vote on the matter at the Stockholders' Meeting called for that purpose to be held on ____________, 1998, and its approval by the stockholders of the Savings Bank (excluding the MHC) entitled to vote on the matter at the Stockholders' Meeting, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

          Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank (i.e. Interim A) and simultaneously merge with and into the
                    ----
Savings Bank, pursuant to which the MHC will cease to exist and the shares of Savings Bank Common Stock held by the MHC will be canceled, and (ii) Interim A will then merge with and into the Savings Bank. As a result of the merger of Interim A with and into the Savings Bank, the Savings Bank will become a wholly owned subsidiary of the Holding Company and the Public Savings Bank Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Shares and
                                                 ----
the Exchange Shares) as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, but before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any shares of Conversion Stock purchased by the Savings Bank's stockholders in the Conversion Offerings.

          As part of the Conversion and Reorganization, the Holding Company is offering Conversion Shares in the Subscription Offering to holders of Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of the close of business on June 30, 1996); (ii) Supplemental Eligible Account Holders (depositors of the Savings Bank with $50.00 or more on deposit as of the close of business on December 31, 1997); and (iii) Other Members (depositors of the Savings Bank as of the close of business on ___________, 1998 and borrowers of the Savings Bank with loans outstanding as of the close of business on October 26, 1993, which continue to be outstanding as of the close of business on __________, 1997).

          Concurrently with the Subscription Offering, any Conversion Shares not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given first to Public Stockholders as of the close of business on the Voting Record Date (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons residing in the Local Community. Conversion Shares not sold in the Subscription and Direct Community Offerings may be offered in the Syndicated Community Offering. Regulations require that the Direct Community and Syndicated Community Offerings be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Savings Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Directors of the Savings Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed Conversion Shares. The Plan of Conversion provides that the Conversion and Reorganization must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.

          No sales of Common Stock may be completed, either in the Subscription Offering, Direct Community Offering or Syndicated Community Offerings unless the Plan of Conversion is approved by the members of the MHC and the stockholders of the Savings Bank.

          The completion of the Conversion Offerings, however, is subject to market conditions and other factors beyond the Savings Bank's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Members Meeting and the Stockholders Meeting that will be required to complete the Direct Community or Syndicated Community Offerings or other sale of the Conversion Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the MHC and the Savings Bank, as converted, together with corresponding changes in the net proceeds realized by the Holding Company from the sale of the Conversion Shares. If the Conversion and Reorganization is terminated, the Savings Bank would be required to charge all Conversion and Reorganization expenses against current income.

          Orders for Conversion Shares will not be filled until at least 1,466,250 Conversion Shares have been subscribed for or sold and the OTS approves the final valuation and the Conversion and Reorganization closes. If the Conversion and Reorganization is not completed within 45 days after the last day of the fully extended Subscription Offering and the OTS consents to an extension of time to complete the Conversion and Reorganization, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the Conversion and Reorganization is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at the Savings Bank's passbook rate from the date payment is received until the Conversion and Reorganization is terminated.

PURPOSES OF CONVERSION AND REORGANIZATION

          The MHC, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the Conversion and Reorganization, the Holding Company will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The holding company form of organization will provide the Holding Company with the ability to diversify the Holding Company's and the Savings Bank's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Holding Company will be in a position after the Conversion and Reorganization, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such opportunities that may arise.

          In their decision to pursue the Conversion and Reorganization, the Board of Directors of the MHC and the Savings Bank considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter.

          The Conversion and Reorganization will be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Savings Bank and Holding Company and by enhancing their future access to capital markets, their ability to diversify into other financial services related activities, and their ability to provide services to the public. Since the MHC's ownership interest in the Savings Bank is 53.03% as of the date of the Prospectus, the Savings Bank currently does not have the ability to raise additional capital through the sale of additional shares of Savings Bank Common Stock because OTS regulations require that the MHC hold a majority of the outstanding shares of Savings Bank Common Stock.

          The Conversion and Reorganization also will result in an increase in the number of shares of Common Stock to be outstanding as compared to the number of outstanding shares of Public Savings Bank Shares which will increase the likelihood of the development of an active and liquid trading market for the Common Stock. In addition, the Conversion and Reorganization permit the Holding Company to engage in stock repurchases without adverse federal income tax consequences, unlike the Savings Bank. Currently, the Holding Company has no plans or intentions to engage in any stock repurchases.

          An additional benefit of the Conversion and Reorganization will be an increase in the accumulated earnings and profits of the Savings Bank for federal income tax purposes. When the Savings Bank (as a mutual institution) transferred substantially all of its assets and liabilities to its stock savings bank successor in the MHC Reorganization, its accumulated earnings and profits tax attribute was not able to be transferred to the Savings Bank because no tax-free reorganization was involved. Accordingly, this tax attribute was retained by the Savings Bank when it converted its charter to that of the MHC, even though the underlying retained earnings were transferred to the Savings Bank. The Conversion and Reorganization has been structured to re-unite the accumulated earnings and profits tax attribute retained by the MHC in the MHC Reorganization with the retained earnings of the Savings Bank by merging the MHC with and into the Savings Bank in a tax-free reorganization. This transaction will increase the Savings Bank's ability to pay dividends to the Holding Company in the future.

          If the Savings Bank had undertaken a standard conversion involving the formation of a stock holding company in 1993, applicable OTS regulations would have required a greater amount of common stock to be sold than the amount of net proceeds raised in the MHC Reorganization. Management believed that it was advisable to profitably invest the $946,000 of net proceeds raised in the MHC Reorganization and the $10.7 million of net proceeds raised in the Additional Offering prior to raising the larger amount of capital that would have been raised in a standard conversion. A standard conversion in 1993 also would have immediately eliminated all aspects of the mutual form of organization.

          In light of the foregoing, the Boards of Directors of the Primary Parties believe that the Conversion and Reorganization is in the best interests of the MHC and the Savings Bank, their respective members and stockholders, and the communities served by the Savings Bank.

EFFECTS OF CONVERSION AND REORGANIZATION ON DEPOSITORS AND BORROWERS OF THE SAVINGS BANK

          GENERAL. Prior to the Conversion and Reorganization, each depositor in the Savings Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the MHC based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the MHC. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced.

          Consequently, the depositors of the Savings Bank normally have no way to realize the value of their ownership interest in the MHC, which has realizable value only in the unlikely event that the MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the MHC after other claims are paid.

          Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Holding Company. The Common Stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit and/or loan account(s) the seller may hold in the Savings Bank.

          CONTINUITY. The Conversion and Reorganization will not interrupt the Savings Bank's normal business of accepting deposits and making loans. The Savings Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

          The directors and officers of the Savings Bank at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Savings Bank after the Conversion and Reorganization. The directors and officers of the Holding Company consist of individuals currently serving as directors and officers of the MHC and the Savings Bank, and they generally will retain their positions in the Holding Company after the Conversion and Reorganization.

          EFFECT ON PUBLIC SAVINGS BANK SHARES. Under the Plan of Conversion, upon consummation of the Conversion and Reorganization, the Public Savings Bank Shares shall be converted into Exchange Shares based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Savings Bank Shares, Common Stock will be issued in exchange for such shares. See "-- Delivery and Exchange of Stock Certificates."

          Upon consummation of the Conversion and Reorganization, the Public Stockholders will become stockholders of the Holding Company. For a description of certain changes in the rights of stockholders as a result of the Conversion and Reorganization.

          VOTING RIGHTS. Presently, depositors and borrowers of the Savings Bank are members of, and have voting rights in, the MHC as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, the MHC will cease to exist and all voting rights in the Savings Bank will be vested in the Holding Company as the sole stockholder of the Savings Bank. Exclusive voting rights with respect to the Holding Company will be vested in the holders of Common Stock. Depositors and borrowers of the Savings Bank will not have voting rights in the Holding Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Holding Company.

          SAVINGS ACCOUNTS AND LOANS. The Savings Bank's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the Conversion and Reorganization. Furthermore, the Conversion and Reorganization will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with the Savings Bank.

          TAX EFFECTS. The Savings Bank has received an opinion from Breyer & Aguggia, Washington, D.C., that the Conversion and Reorganization will constitute a nontaxable reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code"). Among other things, the opinion provides that: (i) the conversion of the MHC from a mutual holding company to a federally-chartered interim stock savings bank (i.e., Interim A)
                                                             ----
and its simultaneous merger with and into the Savings Bank, with the Savings Bank as the surviving entity will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by the Savings Bank upon the receipt of the assets of the MHC in such merger, (iii) the merger of Interim B with and into the Savings Bank, with the Savings Bank as the surviving entity, will qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, (iv) no gain or loss will be recognized by Interim B upon the transfer of its assets to the Savings Bank, (v) no gain or loss will be recognized by the Savings Bank upon the receipt of the assets of Interim B, (vi) no gain or loss will be recognized by the Holding Company upon the receipt of Savings Bank Common Stock solely in exchange for Common Stock,
(vii) no gain or loss will be recognized by the Public Stockholders upon the receipt of Exchange Shares in exchange for their Public Savings Bank Shares,
(viii) the basis of the Exchange Shares to be received by the Public Stockholders will be the same as the basis of the Public Savings Bank Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional Exchange Shares, (ix) the holding period of the Exchange Shares to be received by the Public Stockholders will include the holding period of the Public Savings Bank Shares, provided that the Public Savings Bank Shares were held as a capital asset on the date of the exchange, (x) no gain or loss will be recognized by the Holding Company upon the sale of shares of Conversion Shares in the Conversion Offerings, (xi) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Savings Bank following the Conversion and Reorganization, interests in the liquidation account and nontransferable subscription rights to purchase Conversion Stock, but only to the extent of the value, if any, of the subscription rights, and
(xii) the tax basis to the holders of Conversion Shares purchased in the Conversion Offerings will be the amount paid therefor, and the holding period for the Conversion Shares will begin on the date of consummation of the Conversion Offerings, if purchased through the exercise of Subscription Rights, and on the day after the date of purchase, if purchased in the Community Offering or the Syndicated Community Offering. Unlike a private letter ruling issued by the Internal Revenue Service ("IRS"), an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

          Based upon past rulings issued by the IRS, the opinion provides that the receipt of Subscription Rights by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan of Conversion will be taxable to the extent, if any, that the Subscription Rights are deemed to have a fair market value. RP Financial, LC. ("RP Financial") a financial consulting firm retained by the Savings Bank, whose findings are not binding on the IRS, has issued a letter indicating that the Subscription Rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the Common Stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the Direct Community Offering for unsubscribed shares of Common Stock. If the Subscription Rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their Subscription Rights. The Savings Bank could also recognize a gain on the distribution of such Subscription Rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event the Subscription Rights are deemed to have a fair market value.

          The Savings Bank has also received an opinion from Evans, Carter, Kunes & Bennett, P.C., Charleston, South Carolina, that, assuming the Conversion and Reorganization does not result in any federal income tax liability to the Savings Bank, its account holders, or the Holding Company, implementation of the Plan of Conversion will not result in any South Carolina tax liability to such entities or persons.

          The opinions of Breyer & Aguggia and Evans, Carter, Kunes & Bennett, P.C. and the letter from RP Financial are filed as exhibits to the Registration Statement.

          PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION AND REORGANIZATION PARTICULAR TO THEM.

          LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the MHC, each depositor of the Savings Bank would receive his or her pro rata share of any assets of the MHC remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in the Savings Bank at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Savings Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Savings Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. Each stockholder would not have an interest in the value or assets of the Savings Bank or the Holding Company above that amount.

          The Plan of Conversion provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the MHC plus the greater of (i) the Savings Bank's retained earnings of $12.9 million at March 31, 1993, the date of the latest statement of financial condition contained in the final offering circular utilized in the MHC Reorganization, or (ii) 53.02% of the Savings Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final Prospectus utilized in the Conversion Offerings. As of the date of the Prospectus, the initial balance of the liquidation account would be $____ million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at the Savings Bank, would be entitled, upon a complete liquidation of the Savings Bank after the Conversion and Reorganization to an interest in the liquidation account prior to any payment to the Holding Company as the sole stockholder of the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Savings Bank at the close of business on June 30, 1996 or December 31, 1997, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the Eligibility Record Date (June 30, 1996) or the Supplemental Eligibility Record Date (December 31, 1997), as the case may be, bore to the balance of all deposit accounts in the Savings Bank on such date.

          If, however, on any September 30 annual closing date of the Savings Bank, commencing September 30, 1998, the amount in any deposit account is less than the amount in such deposit account on June 30, 1996 or December 31, 1997, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole stockholder of the Savings Bank.

THE SUBSCRIPTION, DIRECT COMMUNITY AND SYNDICATED COMMUNITY OFFERINGS

          SUBSCRIPTION OFFERING. In accordance with the Plan of Conversion, nontransferable Subscription Rights to purchase the Conversion Shares have been issued to persons and entities entitled to purchase the Conversion Shares in the Subscription Offering. The amount of Conversion Shares which these parties may purchase will be subject to the availability of the Conversion Shares for purchase under the categories set forth in the Plan of Conversion. Subscription priorities have been established for the allocation of stock to the extent that the Conversion Shares are available. These priorities are as follows:

          Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at the Savings Bank as of the close of business on June 30, 1996 will receive nontransferable Subscription Rights to subscribe for up to 50,000 Conversion Shares, one-tenth of one percent of the total offering of Conversion Shares or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Conversion Shares to be issued by a fraction of which the numerator is the amount of qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, Conversion Shares will be allocated among subscribing Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Eligible Account Holders. Subscription Rights received by officers and directors in this category based on their increased deposits in the Savings Bank in the one year period preceding June 30, 1996 are subordinated to the Subscription Rights of other Eligible Account Holders.

          Category 2: Supplemental Eligible Account Holders. Each depositor with $50.00 or more on deposit as of the close of business on December 31, 1997 will receive nontransferable Subscription Rights to subscribe for up to the greater of 50,000 Conversion Shares, one-tenth of one percent of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of Conversion Shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of Subscription Rights in this category results in an oversubscription, Conversion Shares will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Supplemental Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all Supplemental Eligible Account Holders.

          Category 3: Other Members. Each depositor of the Savings Bank as of the close of business on the Voting Record Date (___________, 1998) and each borrower with a loan outstanding as of the close of business on October 26, 1993, which continues to be outstanding as of the close of business on the Voting Record Date, will receive nontransferable Subscription Rights to purchase up 50,000 Conversion Shares to the extent shares are available following subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders. In the event of an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the respective subscriptions.

          SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE. PERSONS SELLING OR OTHERWISE TRANSFERRING THEIR RIGHTS TO SUBSCRIBE FOR COMMON STOCK IN THE SUBSCRIPTION OFFERING OR SUBSCRIBING FOR COMMON STOCK ON BEHALF OF ANOTHER PERSON WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS OR ANOTHER AGENCY OF THE U.S. GOVERNMENT. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE OR SHE IS PURCHASING SUCH SHARES SOLELY FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF SUCH SHARES. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT THE CONSENT OF THE SAVINGS BANK AND THE HOLDING COMPANY.

          The Holding Company and the Savings Bank will make reasonable attempts to provide a Prospectus and related offering materials to holders of Subscription Rights. However, the Subscription Offering and all Subscription Rights under the Plan of Conversion will expire at Noon, Eastern Time, on the Expiration Date, whether or not the Savings Bank has been able to locate each person entitled to such Subscription Rights. ORDERS FOR COMMON STOCK IN THE SUBSCRIPTION OFFERING RECEIVED IN HAND BY THE SAVINGS BANK AFTER THE EXPIRATION DATE WILL NOT BE ACCEPTED. The Subscription Offering may be extended by the Holding Company and the Savings Bank up to ______, 1998 without the OTS's approval. OTS regulations require that the Holding Company complete the sale of Conversion Shares within 45 days after the close of the Subscription Offering. If the Direct Community Offering and the Syndicated Community Offerings are not completed by __________, 1998 (or ___________, 1998, if the Subscription
Offering is fully extended), all funds received will be promptly returned with interest at the Savings Bank's passbook rate and all withdrawal authorizations will be canceled or, if regulatory approval of an extension of the time period has been granted, all subscribers and purchasers will be given the right to increase, decrease or rescind their orders. If an extension of time is obtained, all subscribers will be notified of such extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days.

          DIRECT COMMUNITY OFFERING. Concurrently with the Subscription Offering, Conversion Shares will be offered by the Holding Company to certain members of the general public in a Direct Community Offering, with preference given first to Public Stockholders as of the close of business on the Voting Record Date (who are not eligible to subscribe for Conversion Shares in the Subscription Offering) and then to natural persons and trusts of natural persons residing in the Local Community. Purchasers in the Direct Community Offering are eligible to purchase up to 50,000 Conversion Shares. In the event an insufficient number of shares are available to fill orders in the Direct Community Offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders. The Direct Community Offering will terminate on the Expiration Date, unless extended by the Holding Company and the Savings Bank, with approval of the OTS. Any extensions beyond 45 days after the close of the fully extended Subscription Offering would require a resolicitation of orders, wherein subscribers for the maximum numbers of shares of Common Stock would be, and certain other large Subscribers in the discretion of the Holding Company and the Savings Bank may be, given the opportunity to continue their orders, in which case they will need to reconfirm affirmatively their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Savings Bank's passbook rate, or be permitted to modify or cancel their orders. THE RIGHT OF ANY PERSON TO PURCHASE SHARES IN THE DIRECT COMMUNITY OFFERING IS SUBJECT TO THE ABSOLUTE RIGHT OF THE HOLDING COMPANY AND THE SAVINGS BANK TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART. IF AN ORDER IS REJECTED IN PART, THE PURCHASER DOES NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF THE ORDER. THE HOLDING COMPANY PRESENTLY INTENDS TO TERMINATE THE DIRECT COMMUNITY OFFERING AS SOON AS IT HAS RECEIVED ORDERS FOR ALL SHARES AVAILABLE FOR PURCHASE IN THE CONVERSION AND REORGANIZATION.

          If all of the Common Stock offered in the Subscription Offering is subscribed for, no Common Stock will be available for purchase in the Direct Community Offering and all funds submitted pursuant to the Direct Community Offering will be promptly refunded with interest.

          SYNDICATED COMMUNITY OFFERING. The Plan of Conversion provides that all shares of Common Stock not purchased in the Subscription Offering and Direct Community Offering may be offered for sale to certain members of the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers to be managed by Sandler O'Neill acting as agent of the Holding Company. THE HOLDING COMPANY AND THE SAVINGS BANK HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR PART, IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Sandler O'Neill nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering.

          Conversion Shares sold in the Syndicated Community Offering also will be sold at the $20.00 Purchase Price. See "-- Stock Pricing, Exchange Ratio and Number of Shares to be Issued." No person will be permitted to subscribe for more than 50,000 Conversion Shares in the Syndicated Community Offering. See "-
- Plan of Distribution and Selling Commissions" for a description of the commission to be paid to the selected dealers and to Sandler O'Neill.

          Sandler O'Neill may enter into agreements with selected dealers to assist in the sale of shares in the Syndicated Community Offering. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock.
When and if Sandler O'Neill and the Holding Company believe that enough indications of interest and orders have been received in the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering to consummate the Conversion and Reorganization, Sandler O'Neill will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations to such customers on the next business day after the Order Date. Selected dealers may debit the accounts of their customers on a date which will be three business days from the Order Date ("Settlement Date"). Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, selected dealers will remit funds to the account that the Holding Company established for each selected dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured by the FDIC up to the applicable $100,000 legal limit. After payment has been received by the Holding Company from selected dealers, funds will earn interest at the Savings Bank's passbook rate until the completion of the Conversion Offerings. At the completion of the Conversion and Reorganization, the funds received in the Conversion Offerings will be used to purchase the shares of Common Stock ordered. The shares issued in the Conversion and Reorganization cannot and will not be insured by the FDIC or any other government agency. In the event the Conversion and Reorganization is not consummated as described above, funds with interest will be returned promptly to the selected dealers, who, in turn, will promptly credit their customers' brokerage accounts.

          The Syndicated Community Offering may terminate on or at any time subsequent to the Expiration Date, but no later than 45 days after the close of the Subscription Offering, unless extended by the Holding Company and the Savings Bank, with approval of the OTS.

          In the event the Savings Bank is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of the Savings Bank, if feasible. Such other arrangements will be subject to the approval of the OTS. The OTS may grant one or more extensions of the offering period, provided that (i) no single extension exceeds 90 days, (ii) subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and (iii) the extensions do not go more than two years beyond the date on which the members approved the Plan of Conversion. If the Conversion and Reorganization is not completed within 45 days after the close of the Subscription Offering, either all funds received will be returned with interest (and withdrawal authorizations canceled) or, if the OTS has granted an extension of time, all subscribers will be given the right to increase, decrease or rescind their subscriptions at any time prior to 20 days before the end of the extension period. If an extension of time is obtained, all subscribers will be notified of such extension and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled).

          PERSONS IN NON-QUALIFIED STATES. The Holding Company and the Savings Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Conversion reside. However, the Holding Company and the Savings Bank are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state or (ii) the Holding Company or the Savings Bank determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that the Holding Company and the Savings Bank or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualify the Subscription Rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Holding Company and the Savings Bank will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register the Holding Company, its officers, directors or employees as brokers, dealers or salesmen.

PLAN OF DISTRIBUTION AND SELLING COMMISSIONS

          The Primary Parties have engaged Sandler O'Neill as a financial and marketing advisor in connection with the Offering, and Sandler O'Neill has agreed to use its best efforts to assist the Holding Company with the solicitation of subscriptions and purchase orders for Conversion Shares in the Conversion Offerings. The services to be rendered by Sandler O'Neill include the following: (i) consulting as to the securities marketing implications of any aspect of the Plan of Conversion or related corporate documents; (ii) reviewing with the Board of Directors RP Financial's appraisal of the aggregate pro forma market value of the MHC and the Savings Bank, as converted; (iii) reviewing all offering documents, including the Prospectus, stock order forms and related offering materials; (iv) assisting in the design and implementation of a marketing strategy for the Conversion Offerings; (v) assisting in obtaining all requisite regulatory approvals, (vi) assisting management in scheduling and preparing for meetings with potential investors and broker-dealers; and (vii) providing such other general advice and assistance as may be requested to promote the successful completion of the Conversion Offerings. In addition, Sandler O'Neill will manage the Syndicated Community Offering, if necessary.
The engagement of Sandler O'Neill and the services performed thereunder, including any "due diligence" investigation of the operations of the Primary Parties, should not be construed as an endorsement or recommendation of the suitability of an investment in the Common Stock or a verification of the accuracy or completeness of the information contained herein. Sandler O'Neill has not prepared any report or opinion constituting a recommendation or advice to the Primary Parties or to persons who may purchase Conversion Shares regarding the suitability of an investment in the Common Stock or as to the prices at which the Common Stock may trade after the consummation of the Conversion and Reorganization.

          Based upon negotiations between the Primary Parties and Sandler O'Neill, Sandler O'Neill will receive a fee equal to 1.50% of the aggregate purchase price of Conversion Shares sold in the Subscription and Community Offerings. No fees will be paid to Sandler O'Neill on subscriptions by any director, officer or employee of the Primary Parties or members of their immediate families. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, the Primary Parties will pay a fee to such selected dealers, any sponsoring dealer's fees, and a management fee to Sandler O'Neill of 1.75% for shares sold by a National Association of Securities Dealers, Inc. ("NASD") member firm, other than Sandler O'Neill, pursuant to a selected dealers agreement; provided, however, that any fees payable to Sandler O'Neill for any Conversion Shares sold by them pursuant to such a selected dealers agreement shall not exceed 1.75% of the aggregate purchase price of such shares and that the aggregate fees payable to Sandler O'Neill and selected dealers shall not exceed 7.0% of the aggregate purchase price of such shares. Sandler O'Neill will also be reimbursed for its reasonable out-of-pocket expenses, including legal fees, for these services, in an amount not to exceed $75,000. Notwithstanding the foregoing, in the event the Conversion Offerings are not consummated or Sandler O'Neill ceases, under certain circumstances after the subscription solicitation activities are commenced, to provide assistance to the Primary Parties, Sandler O'Neill will be entitled to be reimbursed for its reasonable out-of-pocket expenses as described above. The Primary Parties have agreed to indemnify Sandler O'Neill in connection with certain claims or liabilities, including certain liabilities under the Securities Act. Sandler O'Neill has received advances towards its fees totalling $25,000. Total marketing fees to Sandler O'Neill are expected to be $428,625, $506,250, $583,875 and $673,145 at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range, respectively.

          The management and employees of the Primary Parties may participate in the Conversion Offerings in clerical capacities, providing administrative support in effecting sales transactions or answering questions of a mechanical nature relating to the proper execution of the order form. Management of the Primary Parties may answer questions regarding the respective businesses of the Primary Parties. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. The management and employees of the Primary Parties have been instructed not to solicit offers to purchase Conversion Shares or to provide advice regarding the purchase of Conversion Shares. None of the Primary parties' employees or directors who participate in the Conversion Offerings will receive any special compensation or other remuneration for such activities.

          None of the Primary Parties' personnel participating in the Subscription and Community Offering are registered or licensed as a broker or dealer or an agent of a broker or dealer. The Primary Parties' personnel will assist in the above-described sales activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 ("Rule 3a4-1") promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND DIRECT COMMUNITY
OFFERINGS

          To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a Prospectus. The Savings Bank will accept for processing only orders submitted on original Order Forms. The Savings Bank is not obligated to accept orders submitted on photocopied or telecopied Order Forms. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT THE EXECUTION OF THE CERTIFICATION APPEARING ON THE REVERSE SIDE OF THE ORDER FORM.

          To purchase shares in the Subscription Offering, an executed Order Form with the required full payment for each share subscribed for, or with appropriate authorization for withdrawal of full payment from the subscriber's deposit account with the Savings Bank (which may be given by completing the appropriate blanks in the Order Form), must be received by the Savings Bank by Noon, Eastern Time, on the Expiration Date. Order Forms which are not received by such time or are executed defectively or are received without full payment (or without appropriate withdrawal instructions) are not required to be accepted. The Holding Company and the Savings Bank have the right to waive or permit the correction of incomplete or improperly executed Order Forms, but do not represent that they will do so. Pursuant to the Plan of Conversion, the interpretation by the Holding Company and the Savings Bank of the terms and conditions of the Plan of Conversion and of the Order Form will be final. In order to purchase shares in the Direct Community Offering, the Order Form, accompanied by the required payment for each share subscribed for, must be received by the Savings Bank prior to the time the Direct Community Offering terminates, which may be on or at any time subsequent to the Expiration Date. Once received, an executed Order Form may not be modified, amended or rescinded without the consent of the Savings Bank unless the Conversion and Reorganization has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

          In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the close of business on the Eligibility Record Date (June 30, 1996) and/or the Supplemental Eligibility Record Date (December 31, 1997) and/or the Voting Record Date (___________,
1998) must list all accounts on the Order Form giving all names in each account, the account number and the approximate account balance as of such date.

          Full payment for subscriptions may be made (i) in cash if delivered in person at the Stock Information Center, (ii) by check, bank draft, or money order, or (iii) by authorization of withdrawal from deposit accounts maintained with the Savings Bank. Appropriate means by which such withdrawals may be authorized are provided on the Order Form. No wire transfers will be accepted. Interest will be paid on payments made by cash, check, bank draft or money order at the Savings Bank's passbook rate from the date payment is received until the completion or termination of the Conversion and Reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the Conversion and Reorganization (unless the certificate matures after the date of receipt of the Order Form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until consummation of the Conversion and Reorganization), but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the Conversion and Reorganization. At the completion of the Conversion and Reorganization, the funds received in the Conversion Offerings will be used to purchase the shares of Common Stock ordered. THE SHARES OF COMMON STOCK ISSUED IN THE CONVERSION AND REORGANIZATION CANNOT AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. If the Conversion and Reorganization is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

          If a subscriber authorizes the Savings Bank to withdraw the amount of the aggregate Purchase Price from his or her deposit account, the Savings Bank will do so as of the effective date of Conversion and Reorganization, though the account must contain the full amount necessary for payment at the time the subscription order is received. The Savings Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the Savings Bank's passbook rate.

          Individual retirement accounts ("IRAs") maintained in the Savings Bank do not permit investment in the Common Stock. A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Savings Bank does not offer such accounts, it will allow such a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase Conversion Shares. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Conversion Shares in a self-directed account in the same manner as the Savings Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Savings Bank IRA to purchase Common Stock should contact the Stock Information Center so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date. In addition, the provisions of ERISA and IRS regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of Common Stock in the Subscription Offering, make such purchases for the exclusive benefit of IRAs.

STOCK PRICING, EXCHANGE RATIO AND NUMBER OF SHARES TO BE ISSUED

          The Plan of Conversion requires that the purchase price of the Conversion Shares must be based on the appraised pro forma market value of the Conversion Shares, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such valuation. For its services in making such appraisal and any expenses incurred in connection therewith, RP Financial will receive a maximum fee of $30,000 plus out-of-pocket expenses, together with a fee of no greater than $7,500 plus out-of-pocket expenses for the preparation of a business plan and other services performed in connection with the Holding Company's holding company application to the OTS. The Primary Parties have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

          The appraisal has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Savings Bank's existing market area; certain historical, financial and other information relating to the Savings Bank; a comparative evaluation of the operating and financial statistics of the Savings Bank with those of other similarly situated publicly-traded companies located in South Carolina and other regions of the United States; the aggregate size of the offering of the Conversion Shares; the impact of the Conversion and Reorganization on the Savings Bank's capital and earnings potential; the proposed dividend policy of the Holding Company and the Savings Bank; and the trading market for the Savings Bank Common Stock and securities of comparable companies and general conditions in the market for such securities.

          On the basis of the foregoing, RP Financial has advised the Primary Parties in its opinion that the estimated pro forma market value of the MHC and the Savings Bank, as converted, was $65.1 million as of December 5, 1997. Because the holders of the Public Savings Bank Shares will continue to hold the same aggregate percentage ownership interest in the Holding Company as they currently hold in the Savings Bank (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares and any Conversion Shares purchased by the Savings Bank's stockholder in the Conversion Offerings), the appraisal was multiplied by 53.02%, which represents the MHC's percentage interest in the Savings Bank. The resulting amount represents the midpoint of the valuation ($65.1 million), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $55.3 million to $74.8 million. The Boards of Directors of the Primary Parties determined that the Conversion Shares would be sold at $20.00 per share, resulting in a range of 1,466,250 to 1,983,750 Conversion Shares being offered. Upon consummation of the Conversion and Reorganization, the Conversion Shares and the Exchange Shares will represent approximately 53.02% and 46.98%, respectively, of the Holding Company's total outstanding shares. The Boards of Directors of the Primary Parties reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the Estimated Valuation Range was reasonable and adequate. The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio. Based upon such formula and the Estimated Valuation Range, the Exchange Ratio ranged from a minimum of 1.83281 to a maximum of 2.47969 Exchange Shares for each Public Savings Bank Shares, with a midpoint of 2.15625. Based upon these Exchange Ratios, the Holding Company expects to issue between 1,299,231 and 1,757,783 shares of Exchange Shares to the holders of Public Savings Bank Shares outstanding immediately prior to the consummation of the Conversion and Reorganization. The Estimated Valuation Range and the Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. If the appraisal is updated to below $55.3 million or above $86.1 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), such appraisal will be filed with the SEC by post-effective amendment.

          Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Holding Company receives orders for Conversion Shares in excess of $39.7 million (the maximum of the Estimated Valuation Range) and up to $45.6 million (the maximum of the Estimated Valuation Range, as adjusted by 15%), the Holding Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Holding Company will receive orders for Conversion Shares in excess of the maximum of the Estimated Valuation Range or that, if such orders are received, that all such orders will be accepted because the Holding Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. There is no obligation or understanding on the part of management to take and/or pay for any shares of Conversion Shares to complete the Conversion Offerings.

          RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the Savings Bank's Consolidated Financial Statements and other information provided by the Savings Bank and the MHC, nor did RP Financial value independently the assets or liabilities of the Savings Bank. The valuation considers the Savings Bank and the MHC as going concerns and should not be considered as an indication of the liquidation value of the Savings Bank and the MHC. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Shares or receiving Exchange Shares in the Conversion and Reorganization will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

          No sale of Conversion Shares or issuance of Exchange Shares may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of Common Stock upon consummation of the Conversion and Reorganization. If such is not the case, a new Estimated Valuation Range may be set, a new Exchange Ratio may be determined based upon the new Estimated Valuation Range, a new Subscription and Community Offering and/or Syndicated Community Offering or Public Offering may be held or such other action may be taken as the Primary Parties shall determine and the OTS may permit or require.

          Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of Conversion Shares to be issued in the Conversion Offerings may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Valuation Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Valuation Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to
                                                       ----
continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Savings Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any increase or decrease in the number of Conversion Shares will result in a corresponding change in the number of Exchange Shares, so that upon consummation of the Conversion and Reorganization, the Conversion Shares and the Exchange Shares will represent approximately 53.02% and 46.98%, respectively, of the Holding Company's total outstanding shares of Common Stock (exclusive of the effects of the exercise of outstanding stock options).

          An increase in the number of Conversion Shares as a result of an increase in the appraisal of the estimated pro forma market value would decrease both a subscriber's ownership interest and the Holding Company's pro forma net earnings and stockholders' equity on a per share basis while increasing pro forma net earnings and stockholders' equity on an aggregate basis. A decrease in the number of Conversion Shares would increase both a subscriber's ownership interest and the Holding Company's pro forma net earnings and stockholders' equity on a per share basis while decreasing pro forma net earnings and stockholders' equity on an aggregate basis. See "PRO FORMA DATA."

          The appraisal report of RP Financial has been filed as an exhibit to this Registration Statement and Application for Conversion of which this Prospectus is a part and is available for inspection in the manner set forth under "ADDITIONAL INFORMATION."

LIMITATIONS ON PURCHASES OF CONVERSION SHARES

          The Plan of Conversion provides for certain limitations to be placed upon the purchase of Common Shares by eligible subscribers and others in the Conversion and Reorganization. Each subscriber must subscribe for a minimum of 25 Conversion Shares. The Plan of Conversion provides for the following purchase limitations: (i) no person may purchase in either the Subscription Offering, Direct Community Offering or Syndicated Community Offering more 50,000 Conversion Shares, (ii) no person, together with associates of or persons acting in concert with such person, may purchase in either the Subscription Offering, Direct Community Offering or Syndicated Community Offering more than 50,000 Conversion Shares, (iii) the maximum number of shares of Conversion Shares which may be subscribed for or purchased in all categories in the Conversion and Reorganization by any person, when combined with any Exchange Shares received, shall not exceed 50,000 shares of Common Stock to be issued in the Conversion and Reorganization, and (iv) the maximum number of shares of Conversion Shares which may be subscribed for or purchased in all categories in the Conversion and Reorganization by any person, together with any associate or any group of persons acting in concert, when combined with any Exchange Shares received, shall not exceed 50,000 shares of Common Stock to be issued in the Conversion and Reorganization. For purposes of the Plan of Conversion, the directors are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each Subscription Rights category will be made in allocating shares to the extent that the maximum purchase limitations are exceeded.

          BECAUSE OTS POLICY REQUIRES THAT THE MAXIMUM PURCHASE LIMITATION INCLUDES EXCHANGE SHARES TO BE ISSUED TO PUBLIC STOCKHOLDERS IN EXCHANGE FOR THEIR PUBLIC SAVINGS BANK SHARES, CERTAIN PUBLIC STOCKHOLDERS MAY BE LIMITED IN THEIR ABILITY TO PURCHASE CONVERSION SHARES, OR EVEN PREVENTED FROM PURCHASING CONVERSION SHARES.

          The Boards of Directors of the Primary Parties may, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the Conversion Shares sold in the Conversion and Reorganization, provided that orders for shares which exceed 5% of the Conversion Shares sold in the Conversion and Reorganization may not exceed, in the aggregate, 10% of the shares sold in the Conversion and Reorganization. The Savings Bank and the Holding Company do not intend to increase the maximum purchase limitation unless market conditions are such that an increase in the maximum purchase limitation is necessary to sell a number of shares in excess of the minimum of the Estimated Valuation Range. If the Boards of Directors decide to increase the purchase limitation above, persons who subscribed for the maximum number of Conversion Shares will be, and other large subscribers in the discretion of the Holding Company and the Savings Bank may be, given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority Subscription Rights.

          The term "acting in concert" is defined in the Plan of Conversion to mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party shall also be deemed to be acting in concert with any person who is also acting in concert with that other party.

          The term "associate" of a person is defined in the Plan of Conversion to mean (i) any corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and (iii) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Savings Bank or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person and, therefore, all shares purchased by such corporation would be included with the number of shares which such person could purchase individually under the above limitations.

          The term "officer" is defined in the Plan of Conversion to mean an executive officer of the Savings Bank, including its Chairman of the Board, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary and Treasurer.

          Common Shares purchased pursuant to the Conversion and Reorganization will be freely transferable, except for shares purchased by directors and officers of the Savings Bank and the Holding Company and by NASD members. See "-- Restrictions on Transferability by Directors and Officers and NASD Members."

DELIVERY AND EXCHANGE OF STOCK CERTIFICATES

          CONVERSION STOCK. Certificates representing Conversion Shares will be mailed by the Holding Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the Order Form as soon as practicable following the consummation of the Conversion and Reorganization.
Any undeliverable certificates will be held by the Holding Company until claimed by persons legally entitled thereto or otherwise disposed according to applicable law. Purchasers of Conversion Shares may be unable to sell such shares until certificates are available and delivered to them.

          EXCHANGE SHARES. After the consummation of the Conversion and Reorganization, each holder of a certificate(s) theretofore evidencing issued and outstanding shares of Savings Bank Common Stock (other than the MHC), upon surrender of the same to an agent, duly appointed by the Holding Company, which is anticipated to be the transfer agent for the Common Stock ("Exchange Agent"), shall be entitled to receive in exchange therefor a certificate(s) representing the number of full Exchange Shares based on the Exchange Ratio. The Exchange Agent shall mail a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the Exchange Offering and the procedure for surrendering to the Exchange Agent such certificates in exchange for a certificate(s) evidencing Common Stock. THE SAVINGS BANK STOCKHOLDERS SHOULD NOT FORWARD SAVINGS BANK COMMON STOCK CERTIFICATES TO THE SAVINGS BANK OR THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE TRANSMITTAL LETTER.

          No holder of a certificate theretofore representing shares of Savings Bank Common Stock shall be entitled to receive any dividends on the Common Stock until the certificate representing such shares is surrendered in exchange for certificates representing shares of Common Stock. In the event that dividends are declared and paid by the Holding Company in respect of Common Stock after the consummation of the Conversion and Reorganization, but before surrender of certificates representing shares of Savings Bank Common Stock, dividends payable in respect of shares of Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Savings Bank Common Stock. After the consummation of the Conversion and Reorganization, the Holding Company shall be entitled to treat certificates representing shares of Savings Bank Common Stock as evidencing ownership of the number of full shares of Common Stock into which the shares of Savings Bank Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

          The Holding Company shall not be obligated to deliver a certificate(s) representing shares of Common Stock to which a holder of Savings Bank Common Stock would otherwise be entitled as a result of the Conversion and Reorganization until such holder surrenders the certificate(s) representing the shares of Savings Bank Common Stock for exchange as provided above, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Holding Company. If any certificate evidencing shares of Common Stock is to be issued in a name other than that in which the certificate evidencing Savings Bank Common

Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

RESTRICTIONS ON REPURCHASE OF STOCK

          Pursuant to OTS regulations, OTS-regulated savings associations (and their holding companies) may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in the event of (i) an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the OTS; or (ii) the repurchase of qualifying shares of a director; or (iii) a purchase in the open market by a tax-qualified or non-tax-qualified employee stock benefit plan in an amount reasonable and appropriate to fund the plan. Furthermore, repurchases of any common stock are prohibited if the effect thereof would cause the association's regulatory capital to be reduced below (a) the amount required for the liquidation account or (b) the regulatory capital requirements imposed by the OTS. Repurchases are generally prohibited during the first year following conversion. Upon ten days' written notice to the OTS, and if the OTS does not object, an institution may make open market repurchases of its outstanding common stock during years two and three following the conversion, provided that certain regulatory conditions are met and that the repurchase would not adversely affect the financial condition of the association. Any repurchases of common stock by the Holding Company would be subject to these regulatory restrictions unless the OTS would provide otherwise.

RESTRICTIONS ON TRANSFERABILITY BY DIRECTORS AND OFFICERS AND NASD MEMBERS

          Shares of Common Stock purchased in the Conversion Offerings by directors and officers of the Holding Company may not be sold for a period of one year following consummation of the Conversion and Reorganization, except in the event of the death of the stockholder or in any exchange of the Common Stock in connection with a merger or acquisition of the Holding Company. Shares of Common Stock received by directors or officers through the Employee Stock Ownership Plan ("ESOP") or the Management Recognition Plan ("MRP") or upon exercise of options issued pursuant to the Stock Option Plan or purchased subsequent to the Conversion and Reorganization are not subject to this restriction. Accordingly, shares of Common Stock issued by the Holding Company to directors and officers shall bear a legend giving appropriate notice of the restriction and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted Common Stock shall be subject to the same restrictions.

          Purchases of outstanding shares of Common Stock of the Holding Company by directors, executive officers (or any person who was an executive officer or director of the Savings Bank after adoption of the Plan of Conversion and Reorganization) and their associates during the three-year period following Conversion and Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS.
This restriction does not apply, however, to negotiated transactions involving more than 1% of the Holding Company's outstanding Common Stock or to the purchase of stock pursuant to the Stock Option Plan.

          The Holding Company has filed with the SEC a registration statement under the Securities Act for the registration of the Common Stock to be issued pursuant to the Conversion and Reorganization. The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion and Reorganization does not cover the resale of such shares. Shares of Common Stock purchased by persons who are not affiliates of the Holding Company may be resold without registration. Shares purchased by an affiliate of the Holding Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

          Under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

                                USE OF PROCEEDS

          The net proceeds from the sale of the Common Stock offered hereby are estimated to range from $29.3 million to $39.7 million, or up to $45.6 million if the Estimated Valuation Range is increased by 15%. The Holding Company has received conditional OTS approval to purchase all of the capital stock of the Savings Bank to be issued in the Conversion and Reorganization in exchange for 50% of the net proceeds of the Conversion Offerings. This will result in the Holding Company retaining approximately $14.2 million to $19.3 million of net proceeds, or up to $22.2 million if the Estimated Valuation Range is increased by 15%, and the Savings Bank receiving an equal amount.

          Receipt of 50% of the net proceeds of the sale of the Common Stock will increase the Savings Bank's capital and will support the expansion of the Savings Bank's existing business activities. The Savings Bank will use the funds contributed to it for general corporate purposes, including, initially, lending and investment in short-term U.S. Government and agency obligations and mortgage-backed securities.

          The net proceeds retained by the Holding Company initially will be invested primarily in short-term U.S. Government and agency obligations and mortgage-backed securities or in a deposit account either at the Savings Bank or another financial institution. Such proceeds will be available for additional contributions to the Savings Bank in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the stockholders of the Holding Company and for future repurchases of Common Stock to the extent permitted under Delaware law and federal regulations. The Holding Company will also use a portion of the net proceeds retained by it to refinance the ESOP's third party loan, which had an outstanding balance of $804,000 at September 30, 1997.

          The Holding Company will consider exploring opportunities to use such funds to expand operations through acquiring or establishing additional branch offices or acquiring other financial institutions. In addition, the Holding Company may consider exploring opportunities to expand into non-traditional lines of business, such as securities brokerage, insurance agency and real estate development activities, to the extent permitted by applicable law. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any diversification activities.

          Following consummation of the Conversion and Reorganization, the Holding Company's Board of Directors will have the authority to adopt plans for repurchases of Common Stock, subject to statutory and regulatory requirements. Since the Holding Company has not yet issued stock, there currently is insufficient information upon which an intention to repurchase stock could be based. The facts and circumstances upon which the Board of Directors may determine to repurchase stock in the future would include but are not limited to: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the ability to improve the Holding Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders. Any stock repurchases will be subject to a determination by the Board of Directors that both the Holding Company and the Savings Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate, taking into account, among other things, the level of nonperforming and classified assets, the Holding Company's and the Savings Bank's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. For a discussion of the regulatory limitations applicable to stock repurchases and current OTS policy with respect thereto.

                       MANAGEMENT OF THE HOLDING COMPANY

          Directors shall be elected by the stockholders of the Holding Company for staggered three-year terms, or until their successors are elected and qualified, at the first annual meeting of stockholders following the consummation of the Conversion and Reorganization. The Holding Company's Board of Directors consists of seven persons, divided into three classes, each of which will contain approximately one third of the Board. One class will have a term of office expiring at the first annual meeting of stockholders; a second class will have a term of office expiring at the second annual meeting of stockholders; and a third class will have a term of office expiring at the third annual meeting of stockholders.

          The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company are:

     Name                    Position
     ----                    --------

     Cordes G. Seabrook,     Jr.  Chairman of the Board
     Robert W. Orr           President and Chief Executive Officer
     Thomas C. Hall          Treasurer and Chief Financial Officer
     Barry C. Visioli        Senior Vice President
     Sylvia B. Reed          Corporate Secretary

     Since the formation of the Holding Company, none of the executive officers, directors or other personnel has received remuneration from the Holding Company. For information concerning the principal occupations, employment and compensation of the directors and executive officers of the Holding Company during the past five years, see "MANAGEMENT OF THE SAVINGS BANK -- Biographical Information."

                         MANAGEMENT OF THE SAVINGS BANK

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of the Savings Bank is presently composed of nine members who are elected for terms of three years, approximately one-third of whom are elected annually in accordance with the Bylaws of the Savings Bank.
The Savings Bank also has two non-voting Directors Emeriti. The executive officers of the Savings Bank are elected annually by the Board of Directors and serve at the Board's discretion. The following table sets forth information, with respect to the directors and executive officers of the Savings Bank, all of whom will continue to serve as directors and executive officers of the Savings Bank and the Holding Company.

                                   DIRECTORS

                                                                           Director    Current Term
Name                               Age (1)   Position                        Since       Expires
----                               -------   --------                        -----       -------

Harold A. "Drew" Pickens, Jr.      64        Chairman of Board               1977         1998
Robert W. "Lujack" Orr             49        President, Managing Officer     1989         1998
                                             and a Director

                         (continued on following page)


                                   DIRECTORS
                                                             Director   Current Term
Name                           Age (1)   Position              Since       Expires
----                           -------   --------              -----       -------

Jack F. McIntosh                 69      Director              1988           1999
Charles W. Fant, Jr.             71      Director              1977           1999
Cordes G. Seabrook, Jr.          70      Director              1976           1999
Richard C. Ballenger             49      Director              1996           1999
F. Stevon Kay                    46      Director              1996           1999
Jim Gray Watson                  68      Director              1976           1998
Martha S. Clamp                  55      Director              1988           1997
J. Roy Martin, Jr.               79      Director Emeritus     1988             --
Wade A. Watson, Jr.              79      Director Emeritus     1989             --

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


Thomas C. Hall                   50      Senior Vice President    -              -
                                          and Treasurer
Barry C. Visioli                 49      Senior Vice President    -              -
Sylvia B. Reed                   57      Corporate Secretary      -              -
----------------------

(1)  As of September 30, 1997.

BIOGRAPHICAL INFORMATION

     Set forth below is certain information regarding the Directors and executive officers of the Savings Bank. Unless otherwise stated, each Director and executive officer has held his or her current occupation for the last five years. There are no family relationships among or between the Directors or executive officers.

     Harold A. "Drew" Pickens, Jr. is the owner of Harold A. Pickens and Sons, Inc., with which he has been affiliated since 1956. Mr. Pickens serves as an Elder at First Presbyterian Church.

     Robert W. "Lujack" Orr has been employed by the Savings Bank since 1974 and has held a variety of positions, such as Senior Vice President/Funds Acquisition and Executive Vice President, prior to assuming his current position as President and Managing Officer on January 1, 1991. Mr. Orr is a member of the Board of the Community Financial Institutions of South Carolina and he is Secretary of the America's Community Bankers Association. He is active in numerous civic organizations, serving as President of the YMCA, on the Board of Directors of the Chamber of Commerce, on the Board of Visitors of Anderson College, and as an Elder of Central Presbyterian Church. Mr. Orr is a director of First Trust, the mortgage banking company in which a service corporation subsidiary of the Savings Bank has an equity investment.

     Jack F. McIntosh is a partner in the law firm of McIntosh and Sherard, Anderson, South Carolina, with which he has been affiliated for 35 years. McIntosh and Sherard serves as General Counsel for the Savings Bank's wholly-owned subsidiary, United Service, since 1984. Mr. McIntosh is also a member of the Board of the Alzheimer's Association and of Medical University for South Carolina.

     Charles W. Fant, Jr. is a partner in the architectural firm of Fant & Fant Architects, Anderson, South Carolina, with which he has been affiliated since 1956. Mr. Fant is also active in the community, serving as a Trustee of Connie Maxwell Children's Home and on the Board of Adjustment and Appeals for both the City of Anderson and Anderson County, South Carolina.

     Cordes G. Seabrook, Jr. is a partner in Value Systems, Gastonia, North Carolina, an association management company. In this capacity, Mr. Seabrook is the organizer and manager of the Textile Purchasing Association. Mr. Seabrook is active in several community organizations, serving as a member of the Board of Anderson Memorial Hospital, Anderson Area Arts Council, SCETV Endowment and the Tri-County Tech Endowment. Mr. Seabrook is a minority stockholder and also serves as a member of the Board of Directors of DS1, Greer, South Carolina, a company that designs and manufactures security information systems.

     Richard C. Ballenger is the President of City Glass Company and D&B Glass Company, Inc., with which he has been affiliated since 1972. He serves as an Elder at First Presbyterian Church, is a member of the Board of Directors of the Anderson Rotary Club and is on the Advisory Board of the Salvation Army.

     F. Stevon Kay is the President of Hill Electric Company, Inc., with which he has been affiliated since 1969. He is a Board member of the Salvation Army Boys and Girls Club and the President of the Anderson Youth Association. He attends Concord Baptist Church.

     Jim Gray Watson, the Savings Bank's former President and Chief Executive Officer, was employed by the Savings Bank for 31 years prior to his retirement in December 1990. Mr. Watson is also involved in numerous charitable and community organizations.

     Martha C. Clamp, a certified public accountant, was employed for six years as a staff accountant for the accounting firm of Cole, Hook & Cleary, CPAs, Anderson, South Carolina, and has been self-employed as an accountant since 1988. Ms. Clamp also serves as the Treasurer of the Foothills Sertoma Club, a member of the Board of the Anderson County Easter Seals and the Anderson College Alumni Board and as a Panel Allocation member of the United Way.

     J. Roy Martin, Jr. served as a member of the Savings Bank's Board of Directors from 1970 until 1988. Since 1988, Mr. Martin has served as a Director Emeritus of the Savings Bank.

     Wade A. Watson, Jr. served as a member of the Savings Bank's Board of Directors from 1960 until 1989. Mr. Watson has served as a Director Emeritus of the Savings Bank since 1989. Mr. Watson is the brother of the Savings Bank's former President and Chief Executive Officer, Jim Gray Watson.

     Thomas C. Hall has been employed by the Savings Bank since 1975 and currently serves as Senior Vice President, Treasurer and Chief Financial Officer responsible for areas of accounting, investments, data processing and deposits. Mr. Hall is a member of the Financial Managers Society, a Board member of the Foothills United Way, a member of the Institute of Management Accountants, and a Board member of the University of South Carolina Alumni Association, Anderson Chapter.

     Barry C. Visioli has been affiliated with the Savings Bank since 1973. Mr. Visioli serves as Senior Vice President and is responsible for Lending Operations. He is a Council Member of the Salvation Army Boys and Girls Club, a Board Member of the Family Counseling Agency and serves on the Anderson County Board of Assessment Appeals. Mr. Visioli is a director of First Trust, the mortgage banking company in which a service corporation subsidiary of the Savings Bank has an equity investment.

     Sylvia B. Reed joined the Savings Bank in 1986 and currently serves as Corporate Secretary. Ms. Reed is a member and Treasurer of the Anderson Chapter of the American Business Women's Association, which furnishes college scholarships for students. She is a member of the choir at Taylor Memorial Church.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth certain information concerning the consolidated financial position and results of operations of the Savings Bank and its subsidiaries at the dates and for the periods indicated. This information is qualified in its entirety by reference to the detailed information contained in the Consolidated Financial Statements and Notes thereto presented elsewhere in the Prospectus.

                                                                           At September 30,
                                                         ----------------------------------------------------
                                                           1997       1996       1995       1994       1993
                                                         --------   --------   --------   --------   --------
                                                                            (In Thousands)

SELECTED FINANCIAL CONDITION DATA:

Total assets..........................................   $256,993   $209,827   $178,304   $171,533   $168,308
Cash and interest-bearing deposits....................     13,499     13,585      6,630      8,700      5,797
Investment in limited partnership(1)..................      5,004         --         --         --         --
Investment securities available for sale..............     11,326      2,494        800        299         --
Mortgage-backed securities available for sale.........     35,863     43,125     46,344     50,064     12,742
Mortgage-backed securities held for investment........         --         --         --         --     45,935
Loans receivable, net.................................    178,772    140,758    116,539    104,852     97,004
Deposits..............................................    201,002    160,244    148,709    143,380    143,871
Borrowings............................................     15,000     16,000      8,000     10,500      8,500
Stockholders' equity..................................     30,850     29,091     18,232     14,637     13,921

                                                                       At September 30,
                                                         ----------------------------------------------------
                                                             1997       1996       1995       1994       1993
                                                         --------   --------   --------   --------   --------
                                                                    (In Thousands)
SELECTED OPERATING DATA:

Interest income.......................................   $ 18,396   $ 14,921   $ 13,543   $ 12,075   $ 12,034
Interest expense......................................      9,496      7,425      8,761      5,624      6,184
                                                         --------   --------   --------   --------   --------

Net interest income...................................      8,900      7,496      4,782      6,451      5,850
Provision for loan losses.............................        655        349        362        120        364
                                                         --------   --------   --------   --------   --------
Net interest income after provision for loan losses...      8,245      7,147      4,420      6,331      5,486
Other income..........................................      1,855      1,927      3,231      1,565      1,613
General and administrative expenses...................      7,446      6,894      5,540      4,749      4,414
                                                         --------   --------   --------   --------   --------

Income before income taxes, change in accounting
 method, and extraordinary item.......................      2,654      2,180      2,111      3,147      2,685
Income taxes..........................................        926        756        194      1,064        947
                                                         --------   --------   --------   --------   --------
Income before change in method of
 accounting for income taxes..........................      1,728      1,424      1,917      2,083      1,738
Cumulative effect of change in method of
 accounting for income taxes..........................         --         --         --        350         --
                                                         --------   --------   --------   --------   --------
Net income............................................   $  1,728   $  1,424   $  1,917   $  2,433   $  1,738
                                                         ========   ========   ========   ========   ========

                      (footnotes on second following page)

                                                                 Year Ended September 30,
                                             -----------------------------------------------------------
                                                   1997         1996         1995         1994      1993
                                                   ----         ----         ----         ----      ----

PER SHARE DATA:

Earnings per share(2):
  Before cumulative effect of change in
   accounting for income taxes............   $     1.15   $     0.95   $     1.27   $     1.39      N/A
  Cumulative effect of change in
   accounting for income taxes............   $       --   $       --   $       --   $      .23      N/A
                                             ----------   ----------   ----------   ----------
  Net income..............................   $     1.15   $     0.95   $     1.27   $     1.62      N/A
                                             ==========   ==========   ==========   ==========
Dividends per share(3)....................   $     1.35   $     1.20   $     1.05   $     0.76      N/A
                                             ==========   ==========   ==========   ==========
Weighted average shares outstanding.......    1,505,432    1,504,601    1,504,059    1,502,418      N/A

                                                                 Year Ended September 30,
                                             ----------------------------------------------------------
                                                   1997         1996         1995         1994     1993
                                                   ----         ----         ----         ----     ----
SELECTED OTHER DATA:

Number of:
 Real estate loans outstanding............        3,446        2,653        2,846        2,889    3,423
 Deposit accounts.........................       32,361       26,135       21,490       16,676   16,735
 Full-service offices.....................            6            5            5            4        3

                         (footnotes on following page)


KEY OPERATING RATIOS:
                                                                          At or For the
                                                                      Year Ended September 30,
                                                      ---------------------------------------------------------
                                                       1997      1996          1995           1994       1993
                                                      -----      ----          ----           ----       -----
Performance Ratios:

Return on average assets (net income divided by
 average assets)...................................     0.72%     0.75%         0.92%        1.20%(4)     1.03%

Return on average equity (net income divided by
 average equity)...................................     5.78      7.40         11.88        13.84(4)     13.36

Average equity to average assets...................    12.54     10.16          7.77         8.61         7.75

Interest rate spread (difference between yield
 on interest-earning assets and average cost of
 interest-bearing liabilities for the period)(5)...     3.57      3.85          3.61         3.54         3.26

Net interest margin (net interest income as a
 percentage of average interest-earning assets
 for the period)(5)................................     3.96      4.16          2.90         3.86         3.59

Dividend payout ratio(3)...........................   117.39    126.32         82.68        46.91          N/A

Non-interest expense to average assets.............     3.20      3.72          2.74         2.74         2.63

Average interest-earning assets to average
 interest-bearing liabilities......................   109.36    107.69         86.56       109.36       108.66

Asset Quality Ratios:

Allowance for loan losses to total loans
  at end of period.................................     1.04      1.08          1.08         0.92         0.91

Net charge-offs to average outstanding loans
 during the period.................................     0.18      0.07          0.04         0.04         0.06

Ratio of non-performing assets to total assets.....     0.20      0.38          0.33         0.73         0.82

Capital Ratios:

Average equity to average assets...................    12.54     10.16          7.77         8.61         7.75
----------------------------

(1) Represents a 20.625% equity investment in a limited partnership that invests in mortgage servicing rights.
(2)  The Savings Bank was not a public company before fiscal 1994.
(3) Takes into account dividends waived by the MHC. All dividends to the MHC have been waived since the first quarter of fiscal 1994. The dividend payout ratio based only on dividends actually paid to Public Stockholders was 55.19%, 22.40%, 6.53% and 3.71% for the years ended September 30, 1997,
     1996, 1995 and 1994, respectively.
(4) Excludes the effect of the one-time change in method of accounting for income taxes in fiscal 1994. Return on assets and return on average equity were 1.40% and 16.16%, respectively.
(5) Excludes income on mutual funds totalling approximately $1.7 million in fiscal 1995, which was reported as gains on sale and included in other income.

                                 PRO FORMA DATA

     Under the Plan of Conversion, the Conversion Shares must be sold at a price equal to the estimated pro forma market value of the MHC and the Savings Bank, as converted, based upon an independent valuation. The Estimated Valuation Range as of December 5, 1997 is from a minimum of $29.3 million to a maximum of $39.7 million with a midpoint of $34.5 million or, at a price per share of $20.00, a minimum number of shares of 1,466,250, a maximum number of shares of 1,983,750 and a midpoint number of shares of 1,725,000. The actual net proceeds from the sale of the Conversion Shares cannot be determined until the Conversion and Reorganization is completed. However, net proceeds set forth on the following table are based upon the following assumptions: (i) Sandler O'Neill will receive fees of $428,625, $506,250, $583,875 and $673,145 at the minimum, midpoint, maximum and 15% above the Estimated Valuation Range, respectively (see "THE CONVERSION AND REORGANIZATION -- Plan of Distribution and Selling Commissions); (ii) all of the Conversion Shares will be sold in the Subscription and Direct Community Offerings; and (iii) Conversion and Reorganization expenses, excluding the fees paid to Sandler O'Neill, will total approximately $560,000 at each of the minimum, midpoint, maximum and 15% above the Estimated Valuation Range. Actual expenses may vary from this estimate, and the fees paid will depend upon the percentages and total number of shares sold in the Subscription, Direct Community and Syndicated Community Offerings and other factors.

     The pro forma consolidated net income of the Savings Bank for the year ended September 30, 1997 has been calculated as if the Conversion and Reorganization had been consummated at the beginning of the period and the estimated net proceeds received by the Holding Company and the Savings Bank had been invested at 5.68% at the beginning of the period, which represents the yield on the one-year U.S. Treasury Bill at September 30, 1997. Although OTS regulations require the use of the arithmetic average of the average yield on all interest-earning assets and the average rate paid on all deposits in computing investment returns on net proceeds, the yield on the one-year U.S. Treasury Bill is used because management believes it more appropriately reflects a market rate of return. As discussed under "USE OF PROCEEDS," the Holding Company expects to retain 50% of the net proceeds of the Conversion Offerings from which it will refinance the existing third-party ESOP loan, with an outstanding balance of $804,000 at September 30, 1997. The new loan is expected to have a 10-year term and an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the Conversion and Reorganization (currently 8.50%). A pro forma after-tax return of 3.69% is used for both the Holding Company and the Savings Bank for the period, after giving effect to an incremental combined federal and state income tax rate of 35.0% for the year ended September 30, 1997. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of Common Stock indicated in the footnotes to the table. Per share amounts have been computed as if the Common Stock had been outstanding at the beginning of the period or at September 30, 1997, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

     The following table summarizes the historical net income and stockholders' equity of the Savings Bank and the pro forma consolidated net income and stockholders' equity of the Holding Company for the periods and at the date indicated, based on the minimum, midpoint and maximum of the Estimated Valuation Range and based on a 15% increase in the maximum of the Estimated Valuation Range. No effect has been given to: (i) the shares to be reserved for issuance under the 1998 Stock Option Plan, which is expected to be voted upon by stockholders at a meeting to be held no earlier than six months following consummation of the Conversion and Reorganization; (ii) withdrawals from deposit accounts for the purpose of purchasing Conversion Shares in the Conversion Offerings; (iii) the issuance of shares from authorized but unissued shares to the 1998 MRP, which is expected to be voted upon by stockholders at a meeting to be held no earlier than six months following consummation of the Conversion and Reorganization; or (iv) the establishment of a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "THE CONVERSION AND REORGANIZATION -- Stock Pricing, Exchange Ratio and Number of Shares Issued."

          THE FOLLOWING PRO FORMA INFORMATION MAY NOT BE REPRESENTATIVE OF THE FINANCIAL EFFECTS OF THE CONVERSION AND REORGANIZATION AT THE DATE ON WHICH THE CONVERSION AND REORGANIZATION ACTUALLY OCCURS AND SHOULD NOT BE TAKEN AS INDICATIVE OF FUTURE RESULTS OF OPERATIONS. STOCKHOLDERS' EQUITY REPRESENTS THE DIFFERENCE BETWEEN THE STATED AMOUNTS OF CONSOLIDATED ASSETS AND LIABILITIES OF THE HOLDING COMPANY COMPUTED ACCORDING TO GAAP. STOCKHOLDERS' EQUITY HAS NOT BEEN INCREASED OR DECREASED TO REFLECT THE DIFFERENCE BETWEEN THE CARRYING VALUE OF LOANS AND OTHER ASSETS AND MARKET VALUE. STOCKHOLDERS' EQUITY IS NOT INTENDED TO REPRESENT FAIR MARKET VALUE NOR DOES IT REPRESENT AMOUNTS THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION.

                                                                         At or For the Year Ended September 30, 1997
                                                       -----------------------------------------------------------------------------
                                                        Minimum of           Midpoint of        Maximum of        15% Above
                                                        Estimated            Estimated          Estimated         Maximum of
                                                        Valuation            Valuation          Valuation         Estimated
                                                        Range                Range              Range             Valuation Range(1)

                                                       ----------            ----------         ----------        ------------------

                                                        1,466,250            1,725,000          1,983,750         2,281,312
                                                        Shares               Shares             Shares            Shares
                                                        at $20.00            at $20.00          at $20.00         at $20.00
                                                        Per Share            Per Share          Per Share         Per Share
                                                        ---------            ----------         ----------        ----------
                                                                      (In Thousands, Except Per Share Amounts)

Gross proceeds.......................................   $   29,325          $   34,500         $   39,675          $   45,626
Less: estimated expenses.............................          990               1,070              1,150               1,240
                                                        ----------          ----------         ----------          ----------
Estimated net proceeds...............................       28,335              33,430             38,525              44,386
Less: Common Stock to be acquired by
         1998 MRP....................................       (1,173)             (1,380)            (1,587)             (1,825)
Add:   Assets consolidated from MHC(10)..............           --                  --                 --                  --
                                                        ----------          ----------         ----------          ----------
     Net investable proceeds.........................   $   27,162          $   32,050         $   36,938          $   42,561
                                                        ==========          ==========         ==========          ==========

Consolidated net income:
 Historical..........................................        1,728               1,728              1,728               1,728
 Pro forma income on net proceeds(2).................        1,003               1,183              1,364               1,571
 Pro forma 1996 MRP adjustments(3)...................          (84)                (84)               (84)                (84)
 Pro forma 1998 MRP adjustments(4)...................         (152)               (179)              (206)               (237)
                                                        ----------          ----------         ----------          ----------
   Pro forma net income..............................   $    2,496          $    2,649         $    2,803          $    2,979
                                                        ==========          ==========         ==========          ==========

Consolidated net income per share(5)(6):
 Historical..........................................   $     0.64          $     0.55         $     0.47          $     0.41
 Pro forma income on net proceeds....................         0.38                0.38               0.37                0.38
 Pro forma 1996 MRP adjustments(3)...................        (0.03)              (0.03)             (0.02)              (0.02)
 Pro forma 1998 MRP adjustments(4)...................        (0.06)              (0.06)             (0.06)              (0.06)
                                                        ----------          ----------         ----------          ----------
   Pro forma net income per share....................   $     0.93          $     0.84         $     0.76          $     0.71
                                                        ==========          ==========         ==========          ==========

Consolidated stockholders' equity (book value):
 Historical(10)......................................   $   31,731          $   31,731         $   31,731          $   31,731
 Estimated net proceeds..............................       28,335              33,430             38,525              44,386
 Less:  Common Stock to be acquired by
           ESOP......................................         (804)               (804)              (804)               (804)
        Common Stock acquired by
           1996 MRP..................................         (938)               (938)              (938)               (938)
        Common Stock to be acquired by
           1998 MRP(4)...............................       (1,173)             (1,380)            (1,587)             (1,825)
                                                        ----------          ----------         ----------          ----------
   Pro forma stockholders' equity(7).................   $   57,151          $   62,039         $   67,927          $   72,550
                                                        ==========          ==========         ==========          ==========

Consolidated stockholders' equity per share(6)(8):
 Historical(4)(10)...................................   $    11.48          $     9.76         $     8.48          $     7.38
 Estimated net proceeds..............................        10.24               10.27              10.29               10.32
 Less:  Common Stock acquired by
           ESOP......................................        (0.29)              (0.25)             (0.21)              (0.19)
        Common Stock acquired by
           1996 MRP(3)...............................        (0.34)              (0.29)             (0.25)              (0.22)
        Common Stock to be acquired by
           1998 MRP(3)...............................        (0.42)              (0.42)             (0.42)              (0.42)
                                                        ----------          ----------         ----------          ----------
   Pro forma stockholders' equity per share(9).......   $    20.67          $    19.07         $    17.89          $    16.87
                                                        ==========          ==========         ==========          ==========

Purchase Price as a percentage of pro forma
 stockholders' equity per share......................        96.76%             104.88%            111.79%             118.55%
                                                        ==========          ==========         ==========          ==========

Purchase Price as a multiple of pro forma
 net income per share................................       21.51x              23.81x             26.18x              28.17x
                                                        ==========          ==========         ==========          ==========

                         (footnotes on following page)

------------------------------
(1) Gives effect to the sale of an additional 297,562 Conversion Shares in the Conversion and Reorganization, which may be issued to cover an increase in the pro forma market value of the MHC and the Savings Bank, as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination by RP Financial that such issuance is compatible with its determination of the estimated pro forma market value of the MHC and the Savings Bank, as converted. See "THE CONVERSION AND REORGANIZATION -- Stock Pricing, Exchange Ratio and Number of Shares to be Issued."
(2) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Conversion Shares. Since funds on deposit at the Savings Bank may be withdrawn to purchase shares of Common Stock (which will reduce deposits by the amount of such purchases), the net amount of funds available to the Savings Bank for investment following receipt of the net proceeds of the Conversion Offerings will be reduced by the amount of such withdrawals.
(3) In calculating the pro forma effect of the 1996 MRP, the table reflects the effect of completed open market purchases of all remaining 1996 MRP shares subsequent to September 30, 1997. Pro forma net income adjustments reflect additional expenses required for a full-year amortization above the actual expense (equal to $79,000 on a pre-tax basis) recorded for the year ended September 30, 1997. Pro forma stockholders' equity adjustments take into account 1996 MRP stock purchases as of September 30, 1997 and open market purchases of all remaining shares completed subsequent to September 30, 1997. As all shares for the 1996 MRP have, subsequent to September 30, 1997, have been purchased in open market transactions, no assumptions have been made for the effects of issuing authorized but unissued shares. The total additional estimated pre-tax 1996 MRP expenses not already reflected in net income was equal to $129,000 at each of the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended September 30, 1997. No effect has been given to the shares reserved for issuance under the 1996 Stock Option Plan. See footnote 4 for an analysis of the combined effects of the 1996 and 1998 Stock Option Plans.
(4) In calculating the pro forma effect of the 1998 MRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the 1998 MRP at the beginning of the period presented in open market purchases at the Purchase Price, that 20% of the amount contributed was an amortized expense during such period, and that the combined federal and state income tax rate is 35.0%. The issuance of authorized but unissued shares of the Common Stock instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.08% and pro forma net income per share would be $0.92, $0.83, $0.77 and $0.71 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended September 30, 1997, respectively, and pro forma stockholders' equity per share would be $20.66, $19.09, $17.94 and $16.93 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at September 30, 1997, respectively. Shares issued under the 1998 MRP vest 20% per year and, for purposes of this table, compensation expense is recognized on a straight-line basis over each vesting period. In the event the fair market value per share is greater than $20.00 per share on the date shares are awarded under the 1998 MRP, total 1998 MRP expense would increase. The total estimated 1998 MRP expense was multiplied by 20% (the total percent of shares for which expense is recognized in the first year) resulting in pre-tax 1998 MRP expense of $235,000, $276,000, $317,000 and $365,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended September 30, 1997, respectively. No effect has been given to the shares reserved for issuance under the 1996 Stock Option Plan (previously approved by stockholders) or the proposed 1998 Stock Option Plan. Under the 1996 Stock Option Plan, 58,500 shares were reserved for issuance and options have been granted thereunder at an exercise price of $25.25 per share. If stockholders approve the 1998 Stock Option Plan following the Conversion and Reorganization, the Holding Company will have reserved for issuance under the 1998 Stock Option Plan authorized but unissued shares of Common Stock representing an amount of shares equal to 10% of the Conversion Shares sold in the Conversion Offerings. If all of the options were to be exercised utilizing these authorized but unissued shares rather than treasury shares which could be acquired (for both the 1996 and 1998 Stock Option Plans), the voting interests of existing stockholders would be diluted by approximately 8.25%. Assuming stockholder approval of the 1998 Stock Option Plan, and that all options under the 1996 and 1998 Stock Option Plans were exercised at September 30, 1997 at an exercise price of $25.25 (to be adjusted pursuant to the final Exchange Ratio) and $20.00 per share, respectively, pro forma net earnings per share would be $0.90, $0.81, $0.75 and $0.70, respectively, for the year ended September 30, 1997, and pro forma stockholders' equity per share would be $20.38, $18.87, $17.76 and $16.79, respectively, for the year ended September 30, 1997 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.
(5) Per share amounts are based upon shares outstanding of 2,695,343, 3,170,992, 3,646,640 and 4,193,637 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended September 30, 1997, respectively, which includes the Conversion Shares sold in the Conversion and Reorganization, less the number of shares assumed to be held by the ESOP not committed to be released within the first year following the Conversion and Reorganization.
(6) Historical per share amounts have been computed as if the Conversion Shares expected to be issued in the Conversion and Reorganization had been outstanding at the beginning of the period or on the date shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion and Reorganization, the ongoing ESOP expense, or the proposed 1998 MRP expense described above.
(7) "Book value" represents the difference between the stated amounts of the Savings Bank's assets and liabilities. The amounts shown do not reflect the liquidation account which will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in the Conversion and Reorganization, or the federal income tax consequences of the restoration to income of the Savings Bank's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "THE CONVERSION AND REORGANIZATION -- Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank." The amounts shown for book value do not represent fair market values or amounts distributable to stockholders in the unlikely event of liquidation.
(8) Per share amounts are based upon shares outstanding of 2,764,821, 3,252,731, 3,740,640 and 4,301,736 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.
(9) Does not represent possible future price appreciation or depreciation of the Common Stock.
(10) Assets of the MHC (other than investment in the Savings Bank) consist solely of $47,000 of cash on deposit at the Savings Bank, which amount is eliminated in consolidation.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Savings Bank at September 30, 1997, and the pro forma consolidated capitalization of the Holding Company after giving effect to the assumptions set forth under "PRO FORMA DATA," based on the sale of the number of Conversion Shares at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range. The Conversion Shares that would be issued at the maximum, as adjusted, of the Estimated Valuation Range would be subject to receipt of OTS approval of an updated appraisal confirming such valuation. A CHANGE IN THE NUMBER OF CONVERSION SHARES TO BE ISSUED IN THE CONVERSION AND REORGANIZATION WOULD MATERIALLY AFFECT PRO FORMA CONSOLIDATED CAPITALIZATION.

                                                                               Holding Company Pro Forma Consolidated Capitalization
                                                                                           Based Upon the Sale of
                                           Savings                             ----------------------------------------------------
                                             Bank             1,466,250       1,725,000          1,983,750       2,281,312
                                         Capitalization       Shares at       Shares at          Shares at       Shares at
                                             at               $20.00          $20.00             $20.00          $20.00
                                        September 30, 1997    Per Share(1)    Per Share(1)       Per Share(1)    Per Share(2)
                                        ------------------    ------------    -------------      ------------    ------------
                                                                              (In thousands)

Deposits(3)..........................             $201,002    $  201,002         $  201,002      $  201,002      $  201,002
FHLB advances........................               15,000        15,000             15,000          15,000          15,000
ESOP debt(4).........................                  804           804                804             804             804
                                                  --------    ----------         ----------      ----------      ----------
Total deposits and borrowed funds....             $216,806    $  216,806         $  216,806      $  216,806      $  216,806
                                                  ========    ==========         ==========      ==========      ==========

Stockholders' equity:
   Preferred stock:
     250,000 shares, $.01 par
     value per share, authorized;
     none issued or outstanding......                   --            --                 --              --              --

   Common Stock:
     7,500,000 shares, $.01 par
     value per share, authorized;
     specified number of shares
     assumed to be issued and
     outstanding(5)..................                1,509            14                 17              20              23

   Additional paid-in capital........               11,652        41,482             46,574          51,665          57,525

   Retained earnings(6)..............               18,382        18,382             18,382          18,382          18,382
   Unrealized loss on securities
    available-for-sale, net of tax...                  188           188                188             188             188
   Less:
     Savings Bank Common Stock
      acquired by ESOP in MHC
      Reorganization and
      Additional Offering............                 (804)         (804)              (804)           (804)           (804)
     Common Stock to be acquired
      by 1996 MRP(7).................                 (325)         (938)              (938)           (938)           (938)
     Common Stock to be acquired
      by 1998 MRP(8).................                   --        (1,173)            (1,380)         (1,587)         (1,825)
                                                  --------    ----------         ----------      ----------      ----------

Total stockholders' equity...........             $ 30,602    $   57,151         $   62,039      $   66,927      $   72,551
                                                  ========    ==========         ==========      ==========      ==========

                         (footnotes on following page)

-----------------------------
(1) Does not reflect the possible increase in the Estimated Valuation Range to reflect material changes in the financial condition or results of operations of the Savings Bank or changes in market conditions or general financial, economic and regulatory conditions, or the issuance of additional shares under the 1998 Stock Option Plan.
(2) This column represents the pro forma capitalization of the Holding Company if the aggregate number of Conversion Shares issued in the Conversion and Reorganization is 15% above the maximum of the Estimated Valuation Range. See "PRO FORMA DATA" and Footnote 1 thereto.
(3) Withdrawals from deposit accounts for the purchase of Conversion Shares are not reflected. Such withdrawals will reduce pro forma deposits by the amounts thereof.
(4) Represents outstanding balance on third party loan used by ESOP to acquire shares of Savings Bank Common Stock in the MHC Reorganization and the Additional Offering.
(5) The Savings Bank's authorized capital will consist solely of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which will be issued to the Holding Company, and 9,000 shares of preferred stock, no par value per share, none of which will be issued in connection with the Conversion and Reorganization.
(6) Retained earnings are substantially restricted by applicable regulatory capital requirements. Additionally, the Savings Bank will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account, which will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders at the consummation of the Conversion and Reorganization and adjusted downward thereafter as such account holders reduce their balances or cease to be depositors. See "THE CONVERSION AND REORGANIZATION -- Effects of Conversion and Reorganization on Depositors and Borrowers of the Savings Bank -- Liquidation Account."
(7) Pro forma consolidated capitalization reflects funding of remaining shares authorized for awards under the 1996 MRP through open market purchases of Common Stock.
(8) Assumes the purchase in the open market at the Purchase Price, pursuant to the proposed 1998 MRP, of a number of shares equal to 4% of the shares of Conversion Shares issued in the Conversion and Reorganization at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The issuance of such additional Conversion Shares from authorized but unissued shares of Common Stock would dilute the ownership interest of stockholders by 2.08%. The shares are reflected as a reduction of stockholders' equity. See "PRO FORMA DATA." The 1998 MRP is subject to stockholder approval, which is expected to be sought at a meeting to be held no earlier than six months following consummation of the Conversion and Reorganization.


                            MARKET FOR COMMON STOCK

   The Holding Company has never issued capital stock and, consequently, there is no existing market for the Common Stock. Although the Holding Company has received preliminary approval to list the Common Stock on the Nasdaq National Market System under the symbol "PERT," there can be no assurance that the Holding Company will meet Nasdaq National Market System listing requirements, which include a minimum market capitalization, at least three market makers and a minimum number of record holders. Sandler O'Neill has agreed to make a market for the Common Stock following consummation of the Conversion and Reorganization and will assist the Holding Company in seeking to encourage at least two additional market makers to establish and maintain a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Based on the level of market making in the Public Savings Bank Shares, the Holding Company anticipates that prior to the completion of the Conversion and Reorganization it will be able to obtain the commitment from at least two additional broker-dealers to act as market maker for the Common Stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Holding Company, the Savings Bank or any market maker. There can be no assurance that an active and liquid trading market for the Common Stock will develop or that, if developed, it will continue. The number of active buyers and sellers of the Common Stock at any particular time may be limited.

Under such circumstances, investors in the Common Stock could have difficulty disposing of their shares on short notice and should not view the Common Stock as a short-term investment. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price or that quotations will be available on the Nasdaq National Market System as contemplated.

   Since September 30, 1996 (the consummation date of the Additional Offering), the Public Savings Bank Shares have been listed on the Nasdaq SmallCap Market under the symbol "PERT." Before that date, the Public Savings Bank Shares were unlisted and traded in privately negotiated transactions. At September 30, 1997, there were 294 record holders of the Public Savings Bank Shares (not including holders in nominee or "street name") and four market makers in the Public Savings Bank Shares as reported by the Nasdaq Stock Market. The following table sets forth the high and low trading prices, as reported by Nasdaq, and cash dividends paid for each quarter during the fiscal 1997. Market price data for fiscal 1996 is not presented because the Public Savings Bank Shares traded in private transactions for which comparable data is unavailable. The Savings Bank paid a quarterly cash dividend of $0.30 on the outstanding Public Savings Bank Shares during fiscal 1996.


                                                        Cash Dividend
Fiscal 1997                            High     Low       Declared
-----------                            ----     ---       --------

Quarter Ended December 31, 1996....   $24.25   $20.25      $0.30
Quarter Ended March 31, 1997.......    26.50    22.50       0.35
Quarter Ended June 30, 1997........    29.75    24.00       0.35
Quarter Ended September 30, 1997...    57.00    30.25       0.35

               RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

   The following discussion is a summary of certain provisions of federal law and regulations and Delaware corporate law relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

CONVERSION REGULATIONS

   OTS regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution (or its holding company) from another person prior to completion of its conversion. Further, without the prior written approval of the OTS, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution (or its holding company) for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution (or its holding company). The OTS has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an association (or its holding company) or an underwriter or member of a selling group acting on the converting institution's (or its holding company's) behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution (or its holding company) or who controls more than 10% of the outstanding shares or voting rights of a converting or converted institution (or its holding company).

   As permitted by OTS regulations, the Savings Bank's Federal Stock Charter contains a provision whereby the acquisition or offer to acquire ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Savings Bank by any person, either directly or through an affiliate of such person, will be prohibited for a period of five years following the date of consummation of the Conversion and Reorganization. Any stock in excess of 10% acquired in violation of the Federal Stock Charter provision will not be counted as outstanding for voting purposes. Furthermore, for five years from the consummation date of the MHC Reorganization, stockholders of the Savings Bank will not be permitted to call a special meeting of stockholders relating to a change of control of the Savings Bank or a charter amendment and will not be permitted to cumulate their votes in the election of directors.

CHANGE OF CONTROL REGULATIONS

   Under the Change in Bank Control Act, no person may acquire control of an insured federal savings and loan association or its parent holding company unless the OTS has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, OTS regulations provide that no company may acquire control of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS.

   Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings.
The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification form that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

   The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

              DESCRIPTION OF CAPITAL STOCK OF THE HOLDING COMPANY

GENERAL

   The Holding Company is authorized to issue 7,500,000 shares of Common Stock having a par value of $.01 per share and 250,000 shares of preferred stock having a par value of $.01 per share. The Holding Company currently expects to issue up to 3,741,533 shares of Common Stock (subject to adjustment up to 4,301,736 shares) and no shares of preferred stock in the Conversion and Reorganization. Each share of the Holding Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

   THE COMMON STOCK OF THE HOLDING COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF ANY TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

   DIVIDENDS. The Holding Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors.
The payment of dividends by the Holding Company is subject to limitations which are imposed by law and applicable regulation. The holders of Common Stock of the Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor. If the Holding Company issues preferred stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

   STOCK REPURCHASES. The Plan of Conversion and OTS regulations place certain limitations on the repurchase of the Holding Company's capital stock. See "THE CONVERSION AND REORGANIZATION -- Restrictions on Repurchase of Stock."

   VOTING RIGHTS. Upon Conversion and Reorganization, the holders of Common Stock of the Holding Company will possess exclusive voting rights in the Holding Company. They will elect the Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Holding Company issues preferred stock, holders of the Holding Company preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

   As a federal stock savings bank, corporate powers and control of the Savings Bank are vested in the Board of Directors, who elect the officers of the Savings Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion and Reorganization. Subsequent to Conversion and Reorganization, voting rights will be vested exclusively in the owners of the shares of capital stock of the Savings Bank, all of which will be owned by the Holding Company, and voted at the direction of the Holding Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Savings Bank.

   LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Savings Bank, the Holding Company, as holder of the Savings Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Savings Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "THE CONVERSION AND REORGANIZATION"), all assets of the Savings Bank available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. If Holding Company preferred stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

   PREEMPTIVE RIGHTS. Holders of the Common Stock of the Holding Company will not be entitled to preemptive rights with respect to any shares that may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

   None of the shares of the authorized Holding Company preferred stock will be issued in the Conversion and Reorganization and there are no plans to issue the preferred stock. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

RESTRICTIONS ON ACQUISITION

   Acquisitions of the Holding Company are restricted by provisions in its Certificate of Incorporation and Bylaws and by the rules and regulations of various regulatory agencies. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

EFFECT OF RECEIVERSHIP ON THE COMMON STOCK

   In the event of the receivership of the Savings Bank, the FDIC, as receiver, shall, by operation of law, succeed to, among other things, all the rights, titles, powers and privileges of the Savings Bank and its stockholder, the Holding Company. As provided by the procedures and priorities applicable to receiverships of savings institutions, the holders of the Common Stock would be entitled to receive any funds remaining after all depositors, creditors, other claimants (other than holders of stock ranking junior to or on a parity with the Common Stock) and administrative expenses are paid.

TRANSFER AGENT AND REGISTRAR

   ChaseMellon Securities is the transfer agent and registrar for shares of the Common Stock.

                              REVIEW OF OTS ACTION

   Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion pursuant to 12 C.F.R.
Part 563b may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. (S)563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the OTS by the clerk of the court and thereupon the OTS files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the OTS. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the United States Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

                           REGISTRATION REQUIREMENTS

   The Holding Company will register the Common Stock with the SEC pursuant to
Section 12(g) of the Exchange Act upon the completion of the Conversion and Reorganization and will not deregister its Common Stock for a period of at least three years following the completion of the Conversion and Reorganization. Upon such registration, the proxy solicitation and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply.

                            LEGAL AND TAX OPINIONS

   The legality of the Common Stock has been passed upon for the Holding Company by Breyer & Aguggia, Washington, D.C. The federal tax consequences of the Conversion and Reorganization have been opined upon by Breyer & Aguggia and the South Carolina tax consequences of the Conversion and Reorganization have been opined upon by Evans, Carter, Kunes & Bennett, P.A., Charleston, South Carolina. Breyer & Aguggia and Evans, Carter, Kunes & Bennett, P.A. have consented to the references herein to their opinions. Certain legal matters will be passed upon for Sandler O'Neill by Muldoon, Murphy & Faucette, Washington, D.C.

                                    EXPERTS

   The consolidated financial statements of the Savings Bank as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   RP Financial has consented to the publication herein of the summary of its report to the Savings Bank setting forth its opinion as to the estimated pro forma market value of the MHC and the Savings Bank, as converted, and its letter with respect to subscription rights and to the use of its name and statements with respect to it appearing herein.

                             ADDITIONAL INFORMATION

   The Holding Company has filed with the SEC a Registration Statement on Form S-1 (File No. 333-_____) under the Securities Act with respect to the Common Stock offered in the Conversion and Reorganization. The Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Such information may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement also is available through the SEC's World Wide Web site on the Internet (http://www.sec.gov).

   The MHC has filed with the OTS an Application for Approval of Conversion, which includes proxy materials for the Special Members' Meeting and the Stockholders' Meeting and certain other information. The Prospectus omits certain information contained in such Application. The Application, including the proxy materials, exhibits and certain other information that are a part thereof, may be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the office of the Regional Director of the OTS at the OTS Southeast Regional Office, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

   Copies of the Holding Company's Certificate of Incorporation and Bylaws may be obtained by written request to the Savings Bank.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              SYLVIA B. REED
                              SECRETARY

Anderson, South Carolina
February __, 1998

     YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE PROSPECTUS AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE SAVINGS BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                     -------------------------------------

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS IN THOSE JURISDICTIONS IN WHICH IT IS LAWFUL TO MAKE SUCH OFFER.

                                                                       EXHIBIT A

                            SOUTHBANC SHARES, M.H.C.
                     PERPETUAL BANK, A FEDERAL SAVINGS BANK
                            ANDERSON, SOUTH CAROLINA

        AMENDED PLAN OF CONVERSION FROM MUTUAL HOLDING COMPANY TO STOCK
           HOLDING COMPANY AND AGREEMENT AND PLAN OF REORGANIZATION

I.   General
     -------

     For purposes of this section, all capitalized terms have the meanings ascribed to them in Section II unless otherwise defined herein.

     SouthBanc Shares, M.H.C., Anderson, South Carolina ("MHC") was formed on October 26, 1993 to act as the federally chartered mutual holding company for Perpetual Bank, A Federal Savings Bank, Anderson, South Carolina ("Savings Bank"), a federally chartered capital stock savings bank. As of the date hereof, the MHC beneficially and of record owns 800,000 shares of common stock, par value $1.00 per share, of the Savings Bank ("Savings Bank Common Stock"), representing approximately 53.02% of the outstanding voting stock of the Savings Bank and the remaining 708,873 shares of Savings Bank Common Stock, or 46.98%, are owned by persons other than the MHC ("Public Stockholders").

     This Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan") provides for the conversion of the MHC to the stock form of organization and the reorganization of the Savings Bank as a wholly owned subsidiary of a newly formed stock holding company (collectively, "Conversion and Reorganization"). The Boards of Directors of the MHC and the Savings Bank believe that the Conversion and Reorganization is in the best interests of the MHC, the members of the MHC, the Savings Bank and its stockholders. As a result of the Conversion and Reorganization, the Savings Bank will be wholly owned by a stock holding company, which is a more common structure and form of ownership than a mutual holding company. The Board of Directors determined that the Plan equitably provides for the interests of Members through the granting of subscription rights and the establishment of a liquidation account and that consummation of the Conversion and Reorganization would not adversely impact the stockholders' equity of the Savings Bank.

     The Conversion and Reorganization will provide the Savings Bank with a larger capital base which will enhance its ability to pursue lending and investment opportunities, as well as opportunities for growth and expansion. The Conversion and Reorganization also will provide a more flexible operating structure, which will enable the Savings Bank to compete more effectively with other financial institutions. In addition, the Conversion and Reorganization will raise additional equity capital for the Savings Bank. Finally, the Conversion and Reorganization has been structured to reunite the accumulated earnings and profits retained by the MHC with the retained earnings of the Savings Bank through a tax-free reorganization.

     Pursuant to the Plan, the Savings Bank will form a new first-tier subsidiary which will be incorporated under state law as a stock corporation ("Holding Company"). The Holding Company will then form an interim federal stock savings bank ("Interim B") as a wholly owned subsidiary. As described in greater detail herein, simultaneously with the conversion of the MHC to an interim federal stock savings bank ("Interim A"), the Savings Bank, MHC and Holding Company will undergo a reorganization in which Interim A will merge with and into the Savings Bank, Interim B will merge with and into the Savings Bank, the Holding Company will become the parent company of the Savings Bank, and the Holding Company will issue and sell its Conversion Stock pursuant to this Plan.

     On September 22, 1997, after careful study and consideration, the Boards of Directors of the MHC and the Savings Bank adopted, and on December 22, 1997, subsequently amended, this Plan. The Plan must be approved by the affirmative vote of a majority of the total number of votes eligible to be cast by Members of the MHC at a special meeting to be called for that purpose and by the holders of at least two-thirds of the shares of outstanding Savings Bank Common Stock eligible to vote at an annual meeting of the Savings Bank Stockholders, or at a special meeting of the Savings Bank Stockholders called for the purpose of submitting the Plan for approval. Prior to the submission of the Plan to the Members and the Public Stockholders for consideration, the Plan must be approved by the Office of Thrift Supervision ("OTS").

II.  Definitions
     -----------

     For the purposes of this Plan, the following terms have the following meanings:

     A.   Acting in Concert:  (i) Knowing participation in a joint activity or
          -----------------
interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person (as defined herein) who acts in concert with another Person ("other party") shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the Tax-Qualified Employee Benefit Plan will be aggregated.

     B.   Associate:  When used to indicate a relationship with any Person,
          ---------
means (i) any corporation or organization (other than the Primary Parties or a majority-owned subsidiary of either thereof) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that it does not include a Tax-Qualified Employee Stock Benefit Plan and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of any of the MHC, Savings Bank or Holding Company or any of their subsidiaries.

     C.   Capital Stock: Any and all authorized capital stock of the Savings
          -------------
Bank.

     D.   Common Stock: Collectively, Conversion Stock and Exchange Stock.
          ------------

     E.   Conversion and Reorganization: Collectively, (i) the conversion of the
          -----------------------------
MHC into an interim federal stock savings bank ("Interim A") and the simultaneous merger of Interim A with and into the Savings Bank, with the Savings Bank being the surviving institution; (ii) the merger of an interim federal stock savings bank subsidiary of the Holding Company ("Interim B") with and into the Savings Bank, with the Savings Bank being the surviving institution and becoming a wholly owned subsidiary of the Holding Company; (iii) the exchange of shares of Savings Bank Common Stock (other than those held by the MHC which shall be canceled) for shares of Holding Company Common Stock; and
(iv) the issuance of Conversion Stock by the Holding Company as provided for in this Plan.

     F.   Conversion Stock: Holding Company Common Stock offered and issued by
          ----------------
the Holding Company in the Offerings pursuant to this Plan.

     G.   Direct Community Offering:  The offering of Conversion Stock for sale
          -------------------------
to the public.

     H.   Eligibility Record Date: June 30, 1996.
          -----------------------

     I.   Eligible Account Holder: Holder of a Qualifying Deposit on the
          -----------------------
Eligibility Record Date.

     J.   Exchange Ratio: The ratio at which shares of Holding Company Common
          --------------
Stock will be exchanged for shares of Savings Bank Common Stock held by the Public Stockholders upon consummation of the Conversion and Reorganization. The exact rate shall be determined by the MHC and the Savings Bank at the time the Purchase Price (as defined in Section XI.B.) is determined and shall equal the rate that will result in the Public Stockholders owning in the aggregate approximately the same percentage of shares of common stock of the Holding Company to be outstanding upon completion of the Conversion and Reorganization as the percentage of Savings Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to (i) the payment of cash in lieu of issuing fractional shares of Holding Company Common Stock, and (ii) any shares of Conversion Stock purchased by Public Stockholders or any Tax-Qualified Employee Stock Benefit Plans.

     K.   Exchange Stock: Holding Company Common Stock issued to the Public
          --------------
Stockholders in exchange for Savings Bank Common Stock.

     L.   FDIC: Federal Deposit Insurance Corporation.
          ----

     M.   Form AC Application: The application submitted by the MHC to the OTS
          -------------------
on OTS Form AC for approval of the Conversion and Reorganization.

     N.   H-(e)1 Application: The application submitted to the OTS on OTS Form
          ------------------
H-(e)1 or, if applicable, OTS Form H-(e)1-S, for approval of the Holding Company acquisition of all of the Capital Stock.

     O.   Holding Company: The corporation to be formed by the Savings Bank
          ---------------
under state law initially as a first tier, wholly owned subsidiary of the Savings Bank. Upon completion of the Conversion, the Holding Company shall hold all of the outstanding capital stock of the Savings Bank.

     P.   Holding Company Common Stock: The common stock, $0.01 par value per
          ----------------------------
share, of the Holding Company.

     Q.   Interim A: "Perpetual Interim "A" Bank, A Federal Savings Bank," which
          ---------
will be the interim federal stock savings bank resulting from the conversion of the MHC to stock form immediately prior to the merger of Interim B into the Savings Bank.

     R.   Interim B: "Perpetual Interim "B" Bank, A Federal Savings Bank," which
          ---------
will be formed as a wholly owned interim federal stock savings bank subsidiary of the Holding Company, which will merge with and into the Savings Bank immediately after the merger of Interim A into the Savings Bank.

     S.   Local Community: Anderson and Oconee Counties of the State of South
          ---------------
Carolina.

     T.   Market Maker:  A dealer (i.e., any Person who engages directly or
          ------------
indirectly as agent, broker, or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system or furnishes bona fide competitive bid and offer quotations on request and (ii) is ready, willing and able to effect transactions in reasonable quantities at its quoted prices with other brokers or dealers.

     U.   Member: Any Person qualifying as a member of the MHC pursuant to its
          ------
charter and bylaws.

     V.   MHC: SouthBanc Shares, M.H.C., Anderson, South Carolina.
          ---

     W.   Offerings: Collectively, the Subscription Offering, Direct Community
          ---------
Offering and Syndicated Community Offering.

     X.   Officer: An executive officer of any or all of the Primary Parties,
          -------
which includes the Chief Executive Officer, President, Executive Vice President, Senior Vice Presidents, Vice Presidents in charge of principal business functions, Secretary, Controller, and any Person performing functions similar to those performed by the foregoing persons.

     Y.  Order Form(s): Form(s) to be used to purchase Conversion Stock sent to
         -------------
Eligible Account Holders and other parties eligible to purchase Conversion Stock in the Subscription Offering.

     Z.   Other Member: A Member (other than an Eligible Account Holder or
          ------------
Supplemental Eligible Account Holder) at the close of business on the Voting Record Date.

     AA.  Person: An individual, a corporation, a partnership, an association, a
          ------
joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

     BB.  Plan: This Plan of Conversion from Mutual Holding Company to Stock
          ----
Holding Company and Agreement and Plan of Reorganization, as originally adopted by the Boards of Directors of the MHC and the Savings Bank, or as amended in accordance with its terms.

     CC.  Primary Parties: Collectively, the MHC, the Savings Bank and the
          ---------------
Holding Company.

     DD.  Public Stockholder: Any Person who owns Savings Bank Common Stock,
          ------------------
other than the MHC, as of the Voting Record Date.

     EE.  Qualifying Deposit:  The deposit balance in any Savings Account as of
          ------------------
the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable; provided, however, that no Savings Account with a deposit balance of less than $50.00 shall constitute a Qualifying Deposit.

     FF.  Registration Statement:  The registration statement on SEC Form S-1,
          ----------------------
or similar form, filed by the Holding Company with the SEC for the purpose of registering the Conversion Stock under the Securities Act of 1933, as amended.

     GG.  Savings Account(s):  Withdrawable deposit(s) in the Savings Bank,
          ------------------
including certificates of deposit, demand deposit accounts and non-interest-bearing deposit accounts.

     HH.  Savings Bank: Perpetual Bank, A Federal Savings Bank, Anderson, South
          ------------
Carolina.

     II.  Savings Bank Common Stock: The common stock of the Savings Bank, par
          -------------------------
value $1.00 per share.

     JJ.  SEC: Securities and Exchange Commission.
          ---

     KK.  Special Meeting of Members: The special meeting of the Members, and
          --------------------------
any adjournments thereof, held to consider and vote upon the Plan.

     LL.  Meeting of Stockholders: The meeting of the stockholders of the
          -----------------------
Savings Bank, and any adjournments thereof, to be called and held for the purpose of submitting the Plan for their approval. Such meeting may either be an annual or special meeting.

     MM.  Subscription Offering:  The offering of Conversion Stock to Eligible
          ---------------------
Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan.

     NN.  Subscription Rights:  Nontransferable, non-negotiable, personal rights
          -------------------
of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members to purchase Conversion Stock.

     OO.  Supplemental Eligibility Record Date:  The last day of the calendar
          ------------------------------------
quarter preceding the approval of the Plan by the OTS.

     PP.  Supplemental Eligible Account Holder:  Holder of a Qualifying Deposit
          ------------------------------------
in the Savings Bank (other than an Officer or director of the Savings Bank or their Associates) on the Supplemental Eligibility Record Date.

     QQ.  Syndicated Community Offering:  The offering for sale by a syndicate
          -----------------------------
of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Direct Community Offering.

     RR.  Tax-Qualified Employee Stock Benefit Plan: Any defined benefit plan or
          -----------------------------------------
defined contribution plan of the Savings Bank or Holding Company, such as an employee stock ownership plan, bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be "qualified" under section 401 of the Internal Revenue Code. A "non-tax-qualified employee stock benefit plan" is any defined benefit plan or defined contribution plan that is not so qualified.

     SS.  Voting Record Date(s): The date(s) fixed by the Boards of Directors
          ---------------------
of the MHC and the Savings Bank according to OTS regulations for determining eligibility to vote at the Special Meeting of Members and at the Meeting of Stockholders.

III. General Procedure for Conversion and Reorganization
     ---------------------------------------------------

     A.   Conversion of MHC to an Interim Federal Stock Savings Bank and Merger
          ---------------------------------------------------------------------
of Such Interim Into the Savings Bank.  The MHC will convert into Perpetual
-------------------------------------
Interim "A" Bank, a Federal Savings Bank (i.e. "Interim A") and Interim A will simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity ("MHC Merger"). As a result of the MHC Merger, the Savings Bank Common Stock held by the MHC will be canceled and Eligible Account Holders and Supplemental Eligible Account Holders will be granted ratable interests in a liquidation account, to be established in accordance with the procedures set forth in Section XIV hereof.

     B.   Merger of a Second Interim Federal Stock Savings Bank into Savings
          ------------------------------------------------------------------
Bank and Exchange of Shares. Immediately after the MHC Merger, Perpetual Interim
---------------------------
"B" Bank, A Federal Savings Bank (i.e., Interim B) will merge with and into the Savings Bank, and the separate existence of Interim B will cease ("Savings Bank Merger"). The shares of the Holding Company Common Stock held by the Bank will be canceled. The shares of common stock of Interim B held by the Holding Company will be converted, on a one-to-one basis, into shares of Savings Bank Common Stock, which will result in the Savings Bank becoming a wholly-owned subsidiary of the Holding Company. The Public Stockholders will exchange their shares of Savings Bank Common Stock for shares of Holding Company Common Stock based upon the Exchange Ratio. In addition, all options to purchase shares of Savings Bank Common Stock which are outstanding immediately prior to consummation of the Conversion and Reorganization shall be converted to options to purchase shares of Holding Company Common Stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price remains unchanged, and with the duration of the option remaining unchanged. Upon consummation of the Conversion and Reorganization, all of the Savings Bank Common Stock will be owned by the Holding Company and the Public Stockholders will own the same percentage of the Holding Company Common Stock as the percentage of the Savings Bank Common Stock owned by them prior to the Conversion and Reorganization, before giving effect to cash paid in lieu of any fractional interests of Savings Bank Common Stock and any shares of Conversion Stock purchased by the Public Stockholders in the Offering or by the Tax-Qualified Employee Stock Benefit Plans thereafter. The Holding Company will then sell the Conversion Stock in the Offerings in accordance with this Plan.

     Following consummation of the Conversion and Reorganization, voting rights with respect to the Savings Bank shall be held and exercised exclusively by the Holding Company as holder of the outstanding Savings Bank Common Stock. Voting rights with respect to the Holding Company shall be held and exercised exclusively by holders of the Holding Company Common Stock. As a result of the MHC Merger, the separate existence of the MHC and the voting rights of Members will cease.

IV.  Steps Prior to Submission of the Plan to the Members and the Savings Bank
     -------------------------------------------------------------------------
Stockholders for Approval
-------------------------

     Prior to submission of the Plan to the Members and to the stockholders of the Savings Bank for approval, the Plan must be approved by the OTS. Prior to such regulatory approval:

     A. The Boards of Directors of the MHC and the Savings Bank each shall adopt the Plan by a vote of not less than two-thirds of their entire membership.

     B. The MHC shall publish legal notice of the adoption of the Plan in a newspaper having a general circulation in each community in which the MHC and the Savings Bank maintains an office.

     C. A press release relating to the proposed Conversion and Reorganization may be submitted to the local media.

     D. Copies of the Plan as adopted by the Boards of Directors of the MHC and the Savings Bank shall be made available for inspection at each office of the MHC and the Savings Bank.

     E. The Savings Bank shall cause the Holding Company to be incorporated under state law and the Board of Directors of the Holding Company shall concur in the Plan by at least a two-thirds vote.

     F. As soon as practicable following the adoption of this Plan, the MHC shall file the Form AC Application, and the Holding Company shall file the Registration Statement and the H-(e)1 Application. In addition, an application to merge the MHC (following its conversion into an interim federal stock savings bank) and the Savings Bank and an application to merge Interim B and the Savings Bank shall both be filed with the OTS, either as exhibits to the H-(e)1 Application, or separately. Upon filing the Form AC Application, the MHC shall publish legal notice thereof in a newspaper having a general circulation in each community in which the MHC and the Savings Bank maintains an office and/or by mailing a letter to each Member, and also shall publish such other notices of the Conversion and Reorganization as may be required in connection with the H-
(e)1 Application and by the regulations and policies of the OTS.

     G. The MHC and the Savings Bank shall obtain an opinion of their tax advisors or a favorable ruling from the U.S. Internal Revenue Service which shall state that the Conversion and Reorganization shall not result in any gain or loss for federal income tax purposes to the Primary Parties or to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Receipt of a favorable opinion or ruling is a condition precedent to completion of the Conversion and Reorganization.

V.   Special Meeting of Members
     --------------------------

     Subsequent to the approval of the Plan by the OTS, the Special Meeting shall be scheduled in accordance with the MHC's Bylaws. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to the Special Meeting, the MHC shall distribute proxy solicitation materials to all Members and beneficial owners of accounts held in fiduciary capacities where the beneficial owners possess voting rights, as of the Voting Record Date. The proxy solicitation materials shall include a copy of the proxy statement to be used in connection with such solicitation and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan and/or a prospectus ("Prospectus") as provided in Section VIII below. The MHC shall also advise each Eligible Account Holder and Supplemental Eligible Account Holder not entitled to vote at the Special Meeting of the proposed Conversion and Reorganization and the scheduled Special Meeting, and provide a postage prepaid card on which to indicate whether he wishes to receive a Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.

     Pursuant to OTS regulations, an affirmative vote of not less than a majority of the total outstanding votes of the Members is required for approval of the Plan. Voting may be in person or by proxy at the Special Meeting of Members. The OTS shall be notified promptly of the actions of the Members at the Special Meeting of Members.

VI.  Meeting of Stockholders
     -----------------------

     Subsequent to the approval of the Plan by the OTS, the Meeting of Stockholders shall be scheduled in accordance with the Savings Bank's Bylaws at which the Plan will be considered for approval. Promptly after receipt of approval and at least 20 days but not more than 45 days prior to such meeting, the Savings Bank shall distribute proxy solicitation materials to Savings Bank stockholders and beneficial owners of Savings Bank Common Stock held in fiduciary capacities where the beneficial owners possess voting rights, as of the Voting Record Date. The proxy solicitation materials shall include a copy of the proxy statement to be used in connection with such solicitation and other documents authorized for use by the regulatory authorities and may also include a copy of the Plan and/or a Prospectus as provided in Paragraph VIII below. The Savings Bank shall also advise each holder of Savings Bank Common Stock entitled to vote at the meeting of the proposed Conversion and Reorganization and the scheduled meeting, and provide a postage prepaid card on which to indicate whether he wishes to receive the Prospectus, if the Subscription Offering is not held concurrently with the proxy solicitation.

     Pursuant to OTS regulations, an affirmative vote of not less than two-thirds of the total outstanding votes of the stockholders of the Savings Bank is required for approval of the Plan. Furthermore, pursuant to OTS policy, the affirmative vote of not less than a majority of the total outstanding votes of the stockholders of the Savings Bank (except the MHC) present in person or by proxy is required for approval of the Plan. Voting may be in person or by proxy at the Meeting of Stockholders. The OTS shall be notified promptly of the actions of the stockholders of the Savings Bank at the Meeting of Stockholders.

VII. Summary Proxy Statements
     ------------------------

     The Proxy Statements furnished to Members and to stockholders of the Savings Bank may be in summary form; provided that a statement is made in bold-face type that a more detailed description of the proposed transaction may be obtained by returning an enclosed postage prepaid card or other written communication requesting supplemental information. Without prior approval of the OTS, the Special Meeting and the meeting of the stockholders of the Savings Bank shall not be held less than 20 days after the last day on which the supplemental information statement is mailed to requesting Members or requesting stockholder of the Savings Bank. The supplemental information statement may be combined with the Prospectus if the Subscription Offering is commenced concurrently with or during the proxy solicitation of Members for the Special Meeting or of the stockholders of the Savings Bank for the Meeting of Stockholders.

VIII.  Offering Documents
       ------------------

     The Holding Company may commence the Subscription Offering and, provided that the Subscription Offering has commenced, may commence the Direct Community Offering concurrently with or during the proxy solicitation relating to the Special Meeting of Members and the Meeting of Stockholders. The Holding Company may close the Subscription Offering before such meetings, provided that the offer and sale of the Conversion Stock shall be conditioned upon approval of the Plan by the Members at the Special Meeting and by the stockholders of the Savings Bank at the Meeting of Stockholders. The MHC's and the Savings Bank's proxy solicitation materials may require Eligible Account Holders, Supplemental Eligible Account Holders, Other Members and the Savings Bank Stockholder to return to the Savings Bank by a reasonable certain date a postage prepaid card or other written communication requesting receipt of a Prospectus with respect to the Subscription Offering, provided that if the Prospectus is not mailed concurrently with the proxy solicitation materials, the Subscription Offering shall not be closed until the expiration of 30 days after the mailing of the proxy solicitation materials. If the Subscription Offering is not commenced within 45 days after the Special Meeting, the Savings Bank may transmit, not more than 30 days prior to the commencement of the Subscription Offering, to each Eligible Account Holder, Supplemental

Eligible Account Holder and other eligible subscribers who had been furnished with proxy solicitation materials a notice which shall state that the Savings Bank is not required to furnish a Prospectus to them unless they return by a reasonable date certain a postage prepaid card or other written communication requesting the receipt of the Prospectus.

     Prior to commencement of the Subscription Offering, the Direct Community Offering and the Syndicated Community Offering, the Holding Company shall file the Registration Statement. The Holding Company shall not distribute the final Prospectus until the Registration Statement containing same has been declared effective by the SEC and the Prospectus has been declared effective by the OTS.

IX.  Combined Subscription and Direct Community Offering
     ---------------------------------------------------

     Instead of a separate Subscription Offering, all Subscription Rights may be exercised by delivery of properly completed and executed Order Forms to the Savings Bank or selling group utilized in connection with the Direct Community Offering and the Syndicated Community Offering. If a separate Subscription Offering is not held, orders for Conversion Stock in the Direct Community Offering shall first be filled pursuant to the priorities and limitations stated in Paragraph XI.C. below.

X.   Consummation of the Conversion and Reorganization
     -------------------------------------------------

     The effective date of the Conversion and Reorganization shall be the date upon which the last of the following actions occurs: (i) the filing of Articles of Combination with the OTS with respect to the MHC Merger, (ii) the filing of Articles of Combination with the OTS with respect to the Savings Bank Merger and
(iii) the closing of the issuance of the shares of Conversion Stock in the Offerings. The filing of Articles of Combination relating to the MHC Merger and the Savings Bank Merger and the closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, Member approval and approval of the stockholders of the Savings Bank have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received. It is intended that the closing of the MHC Merger, the Savings Bank Merger and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

     After the Conversion and Reorganization, the Savings Bank will succeed to all the rights, interests, duties and obligations of the Savings Bank before the Conversion and Reorganization, including but not limited to all rights and interests of the Savings Bank in and to its assets and properties, whether real, personal or mixed. The Savings Bank will continue to be a member of the Federal Home Loan Bank System and all its insured savings deposits will continue to be insured by the FDIC to the extent provided by applicable law.

XI.  Conversion Stock Offering
     -------------------------

     A.   Number of Shares
          ----------------

     The number of shares of Conversion Stock to be offered pursuant to the Plan shall be determined initially by the Boards of Directors of the Primary Parties in conjunction with the determination of the Purchase Price (as defined in Section XI.B. below). The number of shares to be offered may be subsequently adjusted by the Board of Directors prior to completion of the Offerings.

     B.   Independent Evaluation and Purchase Price of Conversion Stock
          -------------------------------------------------------------

     All shares of Conversion Stock sold in the Conversion and Reorganization, including shares sold in any Direct Community Offering, shall be sold at a uniform price per share, and referred to herein as the "Purchase Price." The Purchase Price shall be determined by the Board of Directors of the Primary Parties immediately prior to the simultaneous completion of all such sales contemplated by this Plan on the basis of the estimated pro forma market value of the MHC, as converted, and the Savings Bank at such time. Such estimated pro forma market value shall be determined for such purpose by an independent appraiser on the basis of such appropriate factors not inconsistent with the regulations of the OTS. Immediately prior to the Subscription Offering, a subscription price range shall be established which shall vary from 15% above to 15% below the average of the minimum and maximum of the estimated price range. The maximum subscription price (i.e., the per share amount to be
                                              ----
remitted when subscribing for shares of Conversion Stock) shall then be determined within the subscription price range by the Board of Directors of the Primary Parties. The subscription price range and the number of shares to be offered may be revised after the completion of the Subscription Offering with OTS approval without a resolicitation of proxies or Order Forms or both.

     C.   Method of Offering Shares
          -------------------------

     Subscription Rights shall be issued at no cost to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members pursuant to priorities established by this Plan and the regulations of the OTS. In order to effect the Conversion and Reorganization, all shares of Conversion Stock proposed to be issued in connection with the Conversion and Reorganization must be sold and, to the extent that shares are available, no subscriber shall be allowed to purchase less than 25 shares; provided, however, that if the purchase price is greater than $20.00 per share, the minimum number of shares which must be subscribed for shall be adjusted so that the aggregate actual purchase price required to be paid for such minimum number of shares does not exceed $500.00. The priorities established for the purchase of shares are as follows:

          1.   Category 1:  Eligible Account Holders
               -------------------------------------

               a. Each Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Eligible Account Holder to purchase that number of shares of Conversion Stock which is equal to the greater of the maximum purchase limitation established for the Direct Community Offering, one-tenth of one percent of the total offering or 15 times the product (round ed down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders. If the allocation made in this paragraph results in an oversubscription, shares of Conversion Stock shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make his total allocation equal to 100 shares of Conversion Stock or the total amount of his subscription, whichever is less. Any shares of Conversion Stock not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all Eligible Account Holders.

               b. Subscription Rights received by Officers and directors of the Primary Parties and their Associates, as Eligible Account Holders, based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of Subscription Rights pursuant to this Category.

          2. Category 2:  Supplemental Eligible Account Holders
             --------------------------------------------------

               a. In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Form AC Application filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Conversion Stock which is equal to the greater of the maximum purchase limitation established for the Direct Community Offering, one-tenth of one percent of the total offering or

          15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Conversion Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders.

               b. Subscription Rights received pursuant to this category shall be subordinated to Subscription Rights granted to Eligible Account Holders.

               c. Any Subscription Rights to purchase shares of Conversion Stock received by an Eligible Account Holder in accordance with Category 1 shall reduce to the extent thereof the Subscription Rights to be distributed pursuant to this Category.

               d. In the event of an oversubscription for shares of Conversion Stock pursuant to this Category, shares of Conversion Stock shall be allocated among the subscribing Supplemental Eligible Account Holders as follows:

                    (1) Shares of Conversion Stock shall be allocated so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Conversion Stock sufficient to make his total allocation (including the number of shares of Conversion Stock, if any, allocated in accordance with Category Number 1) equal to 100 shares of Conversion Stock or the total amount of his or her subscription, whichever is less.

                    (2) Any shares of Conversion Stock not allocated in
               accordance with subparagraph (1) above shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders.

          3.   Category 3:  Other Members
               --------------------------

               a. Other Members shall receive, without payment, Subscription Rights to purchase shares of Conversion Stock, after satisfying the subscriptions of Eligible Account Holders and Supplemental Eligible Account Holders pursuant to Category Nos. l and 2 above, subject to the following conditions:

                    (1) Each such Other Member shall be entitled to subscribe
               for the greater of the maximum purchase limitation established for the Direct Community Offering or one-tenth of one percent of the total offering.

                    (2) In the event of an oversubscription for shares of
               Conversion Stock pursuant to Category 4, the shares of Conversion Stock available shall be allocated among the subscribing Other Members pro rata on the basis of the amounts of their respective subscriptions.

     D.   Direct Community Offering and Syndicated Community Offering
          -----------------------------------------------------------

          1. Any shares of Conversion Stock not purchased through the exercise of Subscription Rights set forth in Category Nos. 1 through 4 above may be sold by the Holding Company to Persons under such terms and conditions as may be established by the Savings Bank's Board of Directors with the concurrence of the OTS. The Direct Community Offering may commence concurrently with or as soon as possible after the completion of the Subscription Offering and must be completed within 45 days after completion of the Subscription Offering, unless extended with the approval of the OTS. No Person may purchase in the Direct Community Offering more than 50,000 shares of Conversion Stock issued in the Conversion and Reorganization. The right to purchase shares of Conversion Stock under this Category is subject to the right of the Savings Bank or the Holding Company to accept or reject such orders in whole or in part.
     In the event of an oversubscription for shares in this Category, the shares available shall be allocated among prospective purchasers pro rata on the basis of the amounts of their respective orders. The offering price for which such shares are sold to the general public in the Direct Community Offering shall be the Purchase Price.

          2. Orders received in the Direct Community Offering first shall be filled up to a maximum of 2% of the Conversion Stock and thereafter remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled.

          3. The Conversion Stock offered in the Direct Community Offering shall be offered and sold in a manner that will achieve the widest distribution thereof. Preference shall be given in the Direct Community Offering first to the Public Stockholders (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural Persons and trusts of natural Persons residing in the Local Community.

          4. Subject to such terms, conditions and procedures as may be determined by the Savings Bank and the Holding Company, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Direct Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. No Person may purchase in the Syndicated Community Offering more 50,000 shares of Conversion Stock issued in the Conversion and Reorganization. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Savings Bank and the Holding Company to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The Savings Bank and the Holding Company may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Direct Community Offering, provided that the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Savings Bank and the Holding Company with the approval of the OTS.

          5. If for any reason a Syndicated Community Offering of shares of Conversion Stock not sold in the Subscription Offering and the Direct Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock is not sold in the Subscription Offering, Direct Community Offering or Syndicated Community Offering, the Savings Bank and the Holding Company shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OTS.

          6. In the event a Direct Community Offering or Syndicated Community Offering do not appear feasible, the Savings Bank will immediately consult with the OTS to determine the most viable alternative available to effect the completion of the Conversion. Should no viable alternative exist, the Savings Bank may terminate the Conversion with the concurrence of the OTS.

     E.   Limitations Upon Purchases
          --------------------------

     The following additional limitations and exceptions shall be imposed upon purchases of shares of Conversion Stock:

          1. The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion and Reorganization by any Person, when combined with any Exchange Stock received, shall not exceed 50,000 shares of Common Stock issued in the Conversion and Reorganization.

          2. The maximum number of shares of Conversion Stock which may be subscribed for or purchased in all categories in the Conversion and Reorganization by any Person together with any Associate or any group or Persons Acting in Concert, when combined with any Exchange Stock received, shall not exceed 50,000 shares of Common Stock issued in the Conversion and Reorganization.

          3. Officers and directors of the Primary Parties and Associates thereof may not purchase in the aggregate more than 31% of the shares issued in the Conversion and Reorganization, including any Exchange Stock received.

          4. The Boards of Directors of the Primary Parties will not be deemed to be Associates or a group of Persons Acting in Concert with other directors or trustees solely as a result of membership on the Board of Directors.

          5. The Boards of Directors of the Primary Parties, with the approval of the OTS and without further approval of Members or stockholders of the Savings Bank, may, as a result of market conditions and other factors, increase or decrease the purchase limitation described herein or the number of shares of Conversion Stock to be sold in the Conversion and Reorganization. If the Primary Parties increases the maximum purchase limitations or the number of shares of Conversion Stock to be sold in the Conversion and Reorganization, the Primary Parties are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Primary Parties, resolicit certain other large subscribers. If the Primary Parties decrease the maximum purchase limitations or the number of shares of Conversion Stock to be sold in the Conversion and Reorganization, the orders of any Person who subscribed for the maximum purchase amount shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

     Notwithstanding anything to the contrary contained in this Plan, and except as may be required by the OTS, Public Stockholders will not be required to sell or divest any Holding Company Common Stock or be limited in receiving Exchange Stock even if their percentage ownership of the Savings Bank Common Stock when converted into Exchange Stock would exceed an applicable purchase limitation.

     Each Person purchasing Conversion Stock in the Conversion and Reorganization shall be deemed to confirm that such purchase does not conflict with the purchase limitations under the Plan or otherwise imposed by law, rule or regulation. In the event that such purchase limitations are violated by any Person (including any Associate or group of Persons affiliated or otherwise Acting in Concert with such Person), the Holding Company shall have the right to purchase from such Person at the actual Purchase Price per share all shares acquired by such Person in excess of such purchase limitations or, if such excess shares have been sold by such Person, to receive from such Person the difference between the actual Purchase Price per share paid for such excess shares and the price at which such excess shares were sold by such Person. This right of the Holding Company to purchase such excess shares shall be assignable by the Holding Company.

     F.  Restrictions On and Other Characteristics of the Conversion Stock
         -----------------------------------------------------------------

          1.  Transferability.  Conversion Stock purchased by Officers and
              ---------------
     directors of the Primary Parties shall not be sold or otherwise disposed of for value for a period of one year from the effective date of Conversion and Reorganization, except for any disposition (i) following the death of the original purchaser or (ii) resulting from an exchange of securities in a merger or acquisition approved by the regulatory authorities having jurisdiction.

          The Conversion Stock issued by the Holding Company to such Officers and directors shall bear a legend giving appropriate notice of the one-year holding period restriction. Said legend shall state as follows:

          "The shares evidenced by this certificate are restricted as to transfer for a period of one year from the date of this certificate pursuant to Part 563b of the Rules and Regulations of the Office of Thrift Supervision. These shares may not be transferred prior thereto without a legal opinion of counsel that said transfer is permissible under the provisions of applicable laws and regulations."

          In addition, the Holding Company shall give appropriate instructions to the transfer agent of the Holding Company Common Stock with respect to the foregoing restrictions. Any shares of Holding Company Common Stock subsequently issued as a stock dividend, stock split or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for such Persons as may be then applicable to such restricted stock.

          2.  Subsequent Purchases by Officers and Directors.  Without prior
              ----------------------------------------------
     approval of the OTS, if applicable, Officers and directors of the Savings Bank and officers and directors of the Holding Company, and their Associates, shall be prohibited for a period of three years following completion of the Conversion and Reorganization from purchasing outstanding shares of Holding Company Common Stock, except from a broker or dealer registered with the SEC. Notwithstanding this restriction, purchases involving more than 1% of the total outstanding shares of Holding Company Stock and purchases made and shares held by a Tax-Qualified or non-Tax-Qualified Employee Stock Benefit Plan which may be attributable to such directors and Officers may be made in negotiated transactions without OTS permission or the use of a broker or dealer.

          3.  Repurchase and Dividend Rights.  For a period of three years
              ------------------------------
     following the consummation of the Conversion and Reorganization, any repurchases of Holding Company Stock by the Holding Company from any Person shall be subject to the then applicable rules and regulations and policies of the OTS. The Savings Bank may not declare or pay a cash dividend on or repurchase any of its Capital Stock if the result thereof would be to reduce the regulatory capital of the Savings Bank below the amount required for the liquidation account described in Paragraph XIV. Further, any dividend declared or paid on the Capital Stock shall comply with the then applicable rules and regulations of the OTS.

          4.  Voting Rights.  After the Conversion and Reorganization, holders
              -------------
     of Savings Accounts in and obligors on loans of the Savings Bank will not have voting rights in the Savings Bank. Exclusive voting rights with respect to the Holding Company shall be vested in the holders of Holding Company Stock; holders of Savings Accounts in and obligors on loans of the Savings Bank will not have any voting rights in the Holding Company except and to the extent that such Persons become stockholders of the Holding Company, and the Holding Company will have exclusive voting rights with respect to the Savings Bank's Capital Stock.

     G.  Mailing of Offering Materials and Collation of Subscriptions
         ------------------------------------------------------------

     The sale of all shares of Conversion Stock offered pursuant to the Plan must be completed within 24 months after approval of the Plan at the Special Meeting. After approval of the Plan by the OTS and the declaration of the effectiveness of the Prospectus, the Holding Company shall distribute Prospectuses and Order Forms for the purchase of shares of Conversion Stock in accordance with the terms of the Plan.

     The recipient of an Order Form shall be provided not less than 20 days nor more than 45 days from the date of mailing, unless extended, properly to complete, execute and return the Order Form to the Holding Company or the Savings Bank. Self-addressed, postage prepaid, return envelopes shall accompany all Order Forms when they are mailed. Failure of any eligible subscriber to return a properly completed and executed Order Form within the prescribed time limits shall be deemed a waiver and a release by such eligible subscriber of any rights to purchase shares of Conversion Stock under the Plan.

     The sale of all shares of Conversion Stock proposed to be issued in connection with the Conversion and Reorganization must be completed within 45 days after the last day of the Subscription Offering, unless extended by the Holding Company with the approval of the OTS.

     H.   Method of Payment
          -----------------

     Payment for all shares of Conversion Stock may be made in cash, by check or by money order, or if a subscriber has a Savings Account(s), such subscriber may authorize the Savings Bank to charge the subscriber's Savings Account(s). The Savings Bank shall pay interest at not less than the passbook rate on all amounts paid in cash or by check or money order to purchase shares of Conversion Stock in the Subscription Offering from the date payment is received until the Conversion and Reorganization is completed or terminated. The Savings Bank is not permitted knowingly to loan funds or otherwise extend any credit to any Person for the purpose of purchasing Conversion Stock.

     If a subscriber authorizes the Savings Bank to charge the subscriber's Savings Account(s), the funds shall remain in the subscriber's Savings Account(s) and shall continue to earn interest, but may not be used by such subscriber until the Conversion and Reorganization is completed or terminated, whichever is earlier. The withdrawal shall be given effect only concurrently with the sale of all shares of Conversion Stock proposed to be sold in the Conversion and Reorganization and only to the extent necessary to satisfy the subscription at a price equal to the aggregate Purchase Price. The Savings Bank shall allow subscribers to purchase shares of Conversion Stock by withdrawing funds from certificate accounts held with the Savings Bank without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be canceled if the remaining balance of the account is less than the applicable minimum balance requirement. In that event, the remaining balance shall earn interest at the passbook rate.

     I.  Undelivered, Defective or Late Order Forms; Insufficient Payment
         ----------------------------------------------------------------

     If an Order Form (i) is not delivered and is returned to the Holding Company or the Savings Bank by the United States Postal Service (or the Holding Company or Savings Bank is unable to locate the addressee); (ii) is not returned to the Holding Company or Savings Bank, or is returned to the Holding Company or Savings Bank after expiration of the date specified thereon; (iii) is defectively completed or executed; or (iv) is not accompanied by the total required payment for the shares of Conversion Stock subscribed for (including cases in which the subscribers' Savings Accounts are insufficient to cover the authorized withdrawal for the required payment), the Subscription Rights of the Person to whom such rights have been granted shall not be honored and shall be treated as though such Person failed to return the completed Order Form within the time period specified therein. Alternatively, the Holding Company or Savings Bank may, but shall not be required to, waive any irregularity relating to any Order Form or require the submission of a corrected Order Form or the remittance of full payment for the shares of Conversion Stock subscribed for by such date as the Holding Company or Savings Bank may specify. Subscription orders, once tendered, shall not be revocable. The Holding Company's and Savings Bank's interpretation of the terms and conditions of the Plan and of the Order Forms shall be final.

     J. Members in Non-Qualified States or in Foreign Countries
        -------------------------------------------------------

     The Primary Parties will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Primary Parties are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; or (ii) the Primary Parties determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that the Primary Parties or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualify the Subscription Rights or Common Stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small relative to other states, the Primary Parties will base their decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register the Holding Company, its officers, directors or employees as brokers, dealers or salesmen.

XII. Post Conversion and Reorganization Filing and Market Making
     -----------------------------------------------------------

     In connection with the Conversion and Reorganization, the Holding Company shall register the Common Stock with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such Conversion Stock for a period of three years thereafter.

     The Holding Company shall use its best efforts to encourage and assist Market Makers to establish and maintain a market for the shares of its stock. The Holding Company shall also use its best efforts to list its stock on The Nasdaq Stock Market or on a national or regional securities exchange.

XIII.  Status of Savings Accounts and Loans Subsequent to Conversion and
       -----------------------------------------------------------------
Reorganization
--------------

     All Savings Accounts shall retain the same status after Conversion and Reorganization as these accounts had prior to Conversion and Reorganization. Each Savings Account holder shall retain, without payment, a withdrawable Savings Account(s) after the Conversion and Reorganization, equal in amount to the withdrawable value of such holder's Savings Account(s) prior to Conversion and Reorganization. All Savings Accounts will continue to be insured by the Savings Association Insurance Fund of the FDIC up to the applicable limits of insurance coverage. All loans granted by the Savings Bank shall retain the same status after the Conversion and Reorganization as they had prior to the Conversion and Reorganization. See Paragraph III.B. with respect to the termination of voting rights of Members.

XIV. Liquidation Account
     -------------------

     After the Conversion and Reorganization, holders of Savings Accounts shall not be entitled to share in any residual assets in the event of liquidation of the Savings Bank. However, the Savings Bank shall, at the time of the Conversion and Reorganization, establish a liquidation account in an amount equal to the amount of dividends with respect to the Savings Bank Common Stock waived by the MHC plus the greater of (i) the Savings Bank's total retained earnings as of the date of the latest statement of financial condition contained in the final offering circular used in connection with the Savings Bank's reorganization as a majority owned subsidiary of the MHC, or (ii) 53.02% of the Savings Bank's total stockholders' equity as of the date of the latest statement of financial condition contained in the final Prospectus used in connection with the Conversion and Reorganization. The function of the liquidation account shall be to establish a priority on liquidation and, except as provided in
Section XI.F.3. above, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Savings Bank.

     The liquidation account shall be maintained by the Savings Bank subsequent to the Conversion and reorganization for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Savings Accounts in the Savings Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Savings Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount").

     The initial subaccount balance for a Savings Account held by an Eligible Account Holder and/or a Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder's Qualifying Deposit in the Savings Account and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

     If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the Eligibility Record Date is less than the lesser of (i) the deposit balance in such Savings Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Savings Account on the Eligibility Record Date or the Supplemental Eligibility Record Date, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, such subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount balance shall be reduced to zero.

     In the event of a complete liquidation of the Savings Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Savings Account(s) then held by such holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Savings Accounts and other liabilities or similar transactions with another Federally-insured institution in which the Savings Bank is not the surviving institution shall be considered to be a complete liquidation. In any such transaction, the liquidation account shall be assumed by the surviving institution.

XV.  Regulatory Restrictions on Acquisition of Holding Company
     ---------------------------------------------------------

     A. OTS regulations provide that for a period of three years following completion of the Conversion and Reorganization, no Person (i.e, individual, a group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, or any unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution or its holding company) shall directly, or indirectly, offer to purchase or actually acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company without the prior approval of the OTS. However, approval is not required for purchases directly from the Holding Company or the underwriters or selling group acting on its behalf with a view towards public resale, or for purchases not exceeding 1% per annum of the shares outstanding. Civil penalties may be imposed by the OTS for willful violation or assistance of any violation. Where any Person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of equity security of the Holding Company within such three-year period, without the prior approval of the OTS, stock of the Holding Company beneficially owned by such Person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matter submitted to the stockholders for a vote. The provisions of this regulation shall not apply to the acquisition of securities by Tax-Qualified Employee Stock Benefit Plans provided that such plans do not have beneficial ownership of more than 25% of any class of equity security of the Holding Company.

     B. The Holding Company may provide in its articles of incorporation, or similar document, a provision that, for a specified period of up to five years following the date of the completion of the Conversion and Reorganization, no Person shall directly or indirectly offer to acquire or actually acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company. Such provisions would not apply to acquisition of securities by Tax-Qualified Employee Stock Benefit Plans provided that such plans do not have beneficial ownership of more than 25% of any class of equity security of the Holding Company. The Holding Company may provide in its articles of incorporation, or similar document, for such other provisions affecting the acquisition of its stock as shall be determined by its Board of Directors.

XVI. Directors and Officers of the Savings Bank
     ------------------------------------------

     The Conversion and Reorganization is not intended to result in any change in the directors or Officers of the Savings Bank. Each Person serving as a director of the Savings Bank at the time of Conversion and Reorganization shall continue to serve as a member of the Savings Bank's Board of Directors, subject to the Savings Bank's Federal Stock Charter and Bylaws. The Persons serving as Officers immediately prior to the Conversion and Reorganization will continue to serve at the discretion of the Board of Directors in their respective capacities as Officers of the Savings Bank. In connection with the Conversion and Reorganization, the Savings Bank and the Holding Company may enter into employment agreements on such terms and with such officers as shall be determined by the Boards of Directors of the Savings Bank and the Holding Company.

XVII.  Executive Compensation
       ----------------------

     The Savings Bank and the Holding Company may adopt, subject to any required approvals, executive compensation or other benefit programs, including but not limited to compensation plans involving stock options, stock appreciation rights, restricted stock grants, employee recognition programs and the like.

XVIII.  Amendment or Termination of Plan
        --------------------------------

     If necessary or desirable, the Plan may be amended by a two-thirds vote of the Savings Bank's Board of Directors or the MHC's Board of Directors, at any time prior to the Special Meeting of Members and the Meeting of Stockholders. At any time thereafter, the Plan may be amended by a two-thirds vote of the respective Boards of Directors only with the concurrence of the OTS. The Plan may be terminated by a two-thirds vote of the Board of Directors at any time prior to the Special Meeting of Members or the Meeting of Stockholders, and at any time following such meetings with the concurrence of the OTS. In its discretion, the Boards of Directors of the MHC and the Savings Bank may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another Special Meeting of Members or Meeting of Stockholders.

     In the event that mandatory new regulations pertaining to conversions are adopted by the OTS prior to the completion of the Conversion and Reorganization, the Plan shall be amended to conform to the new mandatory regulations without a resolicitation of proxies or another Special Meeting of Members or another Meeting of Stockholders. In the event that new conversion regulations adopted by the OTS prior to completion of the Conversion and Reorganization contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors without a resolicitation of proxies or another Special Meeting of Members or another Meeting of Stockholders.

     By adoption of the Plan, the Members and the Savings Bank stockholders authorize the Boards of Directors of the MHC and the Savings Bank to amend and/or terminate the Plan under the circumstances set forth above.

XIX. Expenses of the Conversion and Reorganization
     ---------------------------------------------

     The Primary Parties shall use their best efforts to assure that expenses incurred in connection with the Conversion and Reorganization are reasonable.

XX.  Contributions to Tax-Qualified Plans
     ------------------------------------

     The Holding Company and/or the Savings Bank may make discretionary contributions to the Tax-Qualified Employee Stock Benefit Plans, provided such contributions do not cause the Savings Bank to fail to meet its regulatory capital requirements.

                                *      *      *

                                                                         ANNEX A
                                                                         -------

                                 PLAN OF MERGER

     This Plan of Merger, dated as of __________ ___, 1998, is made by and between SouthBanc Shares, M.H.C. ("MHC"), a federally chartered mutual holding company, and Perpetual Bank, A Federal Savings Bank ("Savings Bank" or "Surviving Corporation"), a federally chartered savings bank (collectively, the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, the MHC and the Savings Bank have adopted a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") pursuant to which (i) the MHC will convert to a federally-chartered interim stock savings bank and simultaneously merge with and into the Savings Bank, with the Savings Bank as the surviving entity ("MHC Merger"), (ii) the Savings Bank and a newly-formed interim federal savings bank will merge, pursuant to which the Savings Bank will become a wholly-owned subsidiary of a newly formed stock corporation ("Holding Company") ("Savings Bank Merger"), and (iii) the Holding Company will offer shares of its common stock in the manner set forth in the Plan of Conversion (collectively, the "Conversion and Reorganization"); and

     WHEREAS, the MHC and the Savings Bank desire to provide for the terms and conditions of the MHC Merger;

     NOW, THEREFORE, the MHC and the Savings Bank hereby agree as follows:

     1. EFFECTIVE DATE. The MHC Merger shall become effective on the date specified in the endorsement of the Articles of Combination relating to the MHC Merger by the Secretary of the Office of Thrift Supervision ("OTS") pursuant to 12 C.F.R. 552.13(k), or any successor thereto ("Effective Date").

     2. THE MHC MERGER AND EFFECT THEREOF. Subject to the terms and conditions set forth herein and the prior approval of the OTS of the Conversion and Reorganization, as defined in the Plan of Conversion, and the expiration of all applicable waiting periods, the MHC shall convert from the mutual form to a federal interim stock savings bank and simultaneously merge with and into the Savings Bank, which shall be the Surviving Corporation. Upon consummation of the MHC Merger, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships of each of the Constituent Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the MHC Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the MHC Merger had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the MHC Merger had not occurred.

     3. CANCELLATION OF SAVINGS BANK COMMON STOCK HELD BY THE MUTUAL HOLDING COMPANY AND MEMBER INTERESTS; LIQUIDATION ACCOUNT.

     (a) On the Effective Date: (i) each share of common stock, $1.00 par value per share, of the Savings Bank ("Savings Bank Common Stock") issued and outstanding immediately prior to the Effective Date and held by the MHC shall, by virtue of the MHC Merger and without any action on the part of the holder thereof, be canceled, (ii) the interests in the MHC of any person, firm or entity who or which qualified as a member of the MHC in accordance with its mutual charter and bylaws and the laws of the United States prior to the MHC's conversion from mutual to stock form ("Members") shall, by virtue of the MHC Merger and without any action on the part of any Member, be canceled, and (iii) the Savings Bank shall establish a liquidation account on behalf of each depositor member of the MHC as provided for in the Plan of Conversion.

     (b) At or after the Effective Date and prior to the Savings Bank Merger, each certificate or certificates theretofore, evidencing issued and outstanding shares of Savings Bank Common Stock, other than any such certificate or certificates held by the MHC, which shall be canceled, shall continue to represent issued and outstanding shares of Savings Bank Common Stock.

     4. RIGHTS OF DISSENT AND APPRAISAL ABSENT. No holder of Savings Bank Common Stock shall have any dissenter or appraisal rights in connection with the MHC Merger.

     5. NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be "Perpetual Bank, A Federal Savings Bank."

     6. DIRECTORS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be nine. The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Corporation are set forth below. Each such director shall serve for the term which expires at the annual meeting of stockholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.


     Name                               Term Expires
     ----                               ------------

     Harold A. "Drew" Pickens              1998
     Robert W. "Lujack" Orr                1997
     Martha S. Clamp                       1997
     Jack F. McIntosh                      1999
     Charles W. Fant, Jr.                  1999
     Cordes G. Seabrook, Jr.               1999
     Jim Gray Watson                       1998
     Richard C. Ballenger                  1997
     F. Stevon Kay                         1998

     The address of each director is 907 N. Main Street, Anderson, South Carolina 29621.

     7. OFFICERS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Federal Stock Charter and Bylaws of the Surviving Corporation and applicable law, the officers of the Savings Bank immediately prior to the Effective Date shall be the officers of the Surviving Corporation.

     8. OFFICES. Upon the Effective Date, all offices of the Savings Bank shall be offices of the Surviving Corporation. As of the Effective Date, the home office of the Surviving Corporation shall remain at 907 N. Main Street, Anderson, South Carolina, and the locations of the branch offices of the Surviving Corporation shall be 104 Whitehall Road, Anderson, South Carolina; 2821 South Main Street, Anderson, South Carolina; Windsor Place Winn Dixie, S.C. Highway 81, Anderson, South Carolina; 3898 Liberty Highway, Anderson, South Carolina; and 1007 Bypass 123, Seneca, South Carolina.

     9. CHARTER AND BYLAWS. On and after the Effective Date, the Charter of the Savings Bank as in effect immediately prior to the Effective Date shall be the Federal Stock Charter of the Surviving Corporation until amended in accordance with the terms thereof and applicable law, except that the Federal Stock Charter shall be amended to provide for the establishment of a liquidation account in accordance with applicable the Plan of Conversion. On and after the Effective Date, the Bylaws of the Savings Bank as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

     10. STOCKHOLDER AND MEMBER APPROVALS. The affirmative votes of the holders of Savings Bank Common Stock and of the Members as set forth in the Plan of Conversion shall be required to approve the Plan of Conversion, of which this Plan of Merger is a part, on behalf of the Savings Bank and the MHC, respectively.

     11. ABANDONMENT OF PLAN. This Plan of Merger may be abandoned by either the MHC or the Savings Bank at any time before the Effective Date in the manner set forth in the Plan of Conversion.

     12. AMENDMENTS. This Plan of Merger may be amended in the manner set forth in the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Boards of Directors of the Constituent Corporations.

     13. SUCCESSORS. This Agreement shall be binding on the successors of the Constituent Corporations.

     14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, except to the extent superseded by the laws of the United States.

     IN WITNESS WHEREOF, the MHC and the Savings Bank have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

Attest:                               SOUTHBANC SHARES, M.H.C.





                                      By:
-------------------------                 ------------------------------------
Sylvia B. Reed                            Robert W. "Lujack" Orr
Corporate Secretary                       President and Chief Executive Officer


Attest:                               PERPETUAL BANK, A FEDERAL SAVINGS BANK



                                      By:
-------------------------                 ------------------------------------
Sylvia B. Reed                            Robert W. "Lujack" Orr
Corporate Secretary                       President and Chief Executive Officer

                                                                         ANNEX B
                                                                         -------

                             PLAN OF REORGANIZATION

     This Plan of Reorganization, dated as of _____________ ___, 1998, is made by and among Perpetual Bank, A Federal Savings Bank ("Savings Bank" or the "Surviving Corporation"), a federally chartered savings bank and majority owned subsidiary of SouthBanc Shares, M.H.C. ("MHC"), a federally chartered mutual holding company; ________________ ("Holding Company"), a ____________
corporation organized by the Savings Bank; and Perpetual Interim "B" Bank, A Federal Savings Bank ("Interim B"); a to-be formed interim federal stock savings bank.

                                  WITNESSETH:

     WHEREAS, the Savings Bank has organized the Holding Company as a first-tier, wholly owned subsidiary for the purpose of becoming the stock holding company of the Savings Bank upon completion of the Conversion and Reorganization as defined in the Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") adopted by the Boards of Directors of the MHC and the Savings Bank; and

     WHEREAS, the MHC owns as of the date hereof _____% of the outstanding common stock of the Savings Bank, par value $1.00 per share ("Savings Bank Common Stock), will convert to a federally-chartered interim stock savings bank and simultaneously merge with and into the Savings Bank pursuant to the Plan of Conversion and the Plan of Merger included as Annex A thereto ("MHC Merger"), pursuant to which all shares of Savings Bank Common Stock held by the MHC will be canceled; and

     WHEREAS, the formation of a stock holding company by the Savings Bank will be facilitated by causing the Holding Company to become the sole stockholder of a newly-formed interim stock savings bank ("Interim B") and then merge Interim B with and into the Savings Bank, pursuant to which the Savings Bank will reorganize as a wholly-owned subsidiary of the Holding Company ("Reorganization") and, in connection therewith, all outstanding shares of Savings Bank Common Stock will be converted automatically into and become shares of common stock of the Holding Company, par value $____ per share ("Holding Company Common Stock"); and

     WHEREAS, Interim B is being organized by the officers of the Savings Bank as an interim Federal stock savings bank with the Holding Company as its sole stockholder in order to effect the Reorganization; and

     WHEREAS, the Savings Bank and Interim B ("Constituent Corporations") and the Holding Company desire to provide for the terms and conditions of the Reorganization.

     NOW, THEREFORE, the Savings Bank, Interim B and the Holding Company hereby agree as follows:

     1. EFFECTIVE DATE. The Reorganization shall become effective on the date specified in the endorsement of the articles of combination relating to the Reorganization by the Office of Thrift Supervision ("OTS") pursuant to 12 C.F.R.
(S)552.13(k), or any successor thereto ("Effective Date").

     2. THE MERGER AND EFFECT THEREOF. Subject to the terms and conditions set forth herein and the prior approval of the OTS of the Conversion and the Reorganization, as defined in the Plan of Conversion, and the expiration of all applicable waiting periods, Interim B shall merge with and into the Savings Bank, with the Savings Bank as the Surviving Corporation. Upon consummation of the Reorganization, the Surviving Corporation shall be considered the same business and corporate entity as each of the Constituent Corporations and thereupon and thereafter all the property, rights, powers and franchises of each of the Constituent Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the property, rights, privileges, powers, franchises, debts, liabilities, obligations and duties of each of the Constituent

Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been (originally acquired, incurred or entered into by the Surviving Corporation. In addition any reference to either of the Constituent Corporations in any contract or document, whether executed or taking effect before or after the Effective Date, shall be considered a reference to the Savings Bank if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding of which either of the Constituent Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Reorganization, but may be prosecuted to final judgment, order or decree in the same manner as if the Reorganization had not occurred or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Constituent Corporations if the Reorganization had not occurred.

     3.   CONVERSION OF STOCK.

     (a) On the Effective Date, (i) each share of Savings Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into the right to receive Holding Company Common Stock based on the Exchange Ratio, as defined in the Plan of Conversion, plus the right to receive cash in lieu of any fractional share interest, as determined in accordance with
Section 3(c) hereof, (ii) each share of common stock, par value $1.00 per share, of Interim B ("Interim B Common Stock") issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be converted into one share of Savings Bank Common Stock, and (ii) each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Reorganization and without any action on the part of the holder thereof, be canceled. By voting in favor of this Plan of Reorganization, the Holding Company, as the sole stockholder of Interim B, shall have agreed (i) to issue shares of Holding Company Common Stock in accordance with the terms hereof and
(ii) to cancel all previously issued and outstanding shares of Holding Company Common Stock upon the effectiveness of the Reorganization.

     (b) On and after the Effective Date, there shall be no registrations of transfers on the stock transfer books of Interim B or the Savings Bank of shares of Interim B Common Stock or Savings Bank Common Stock which were outstanding immediately prior to the Effective Date.

     (c) Notwithstanding any other provision hereof, no fractional shares of Holding Company Common Stock shall be issued to holders of Savings Bank Common Stock. In lieu thereof, the holder of shares of Savings Bank Common Stock entitled to a fraction of a share of Holding Company Common Stock shall, at the time of surrender of the certificate or certificates representing such holder shares, receive an amount of cash equal to the product arrived at by multiplying such fraction of a share of Holding Company Common Stock by the Purchase Price, as defined in the Plan of Conversion. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     4.   EXCHANGE OF SHARES.

     (a) At or after the Effective Date, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Savings Bank Common Stock, upon surrender of the same to an agent, duly appointed by the Holding Company ("Exchange Agent"), shall be entitled to receive in exchange therefor certificate(s) representing the number full shares of Holding Company Common Stock for which the shares of Savings Bank Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as provided in Section 3(a) hereof. The Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Date evidenced shares of Savings Bank Common Stock, and which is to be exchanged for Holding Company Common Stock as provided in Section 3(a) hereof, a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent advising such holder of the terms of the exchange effected by the

Reorganization and of the procedure for surrendering to the Exchange Agent such certificate in exchange for certificate or certificates evidencing Holding Company Common Stock.

     (b) No holder of a certificate theretofore represent shares of Savings Bank Common Stock shall be entitled to receive any dividends in respect of the Holding Company Common Stock into which such shares shall have been converted by virtue of the Bank Merger until the certificate representing such shares of Savings Bank Common Stock is surrendered in exchange for certificates representing shares of Holding Company Common Stock. In the event that dividends are declared and paid by the Holding Company in respect of Holding Company Common Stock after the Effective Date but prior to surrender of certificates representing shares of Savings Bank Common Stock, dividends payable in respect of shares of Holding Company Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Savings Bank Common Stock. The Holding Company shall be entitled, after the Effective Date, to treat certificates representing shares of Savings Bank Common Stock as evidencing ownership of the number of full shares of Holding Company Common Stock into which the shares of Savings Bank Common Stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

     (c) The Holding Company shall not be obligated to deliver a certificate or certificates representing shares of Holding Company Common Stock to which a holder of Savings Bank Common Stock would otherwise be entitled as a result of the Reorganization until such holder surrenders the certificate or certificates representing the shares of Savings Bank Common Stock for exchange as provided in this Section 4, or, in default thereof, an appropriate Affidavit of Loss and Indemnification Agreement and/or an indemnity bond as may be required in each case by the Holding Company. If any certificate evidencing shares of Holding Company Common Stock is to be issued in a name other than that in which the Certificate evidencing Savings Bank Common Stock surrendered in exchanged therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Holding Company Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) If, between the date hereof and the Effective Date, the shares of Savings Bank Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio specified in Section 3(a) hereof shall be adjusted accordingly.

     5. RIGHTS OF DISSENT AND APPRAISAL ABSENT. No holders of Savings Bank Common Stock shall have any dissenter or appraisal rights in connection with the Reorganization.

     6. NAME OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be "Perpetual Bank, A Federal Savings Bank."

     7. DIRECTORS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the number of directors of the Surviving Corporation shall be nine. The names of those persons who, upon and after the Effective Date, shall be directors of the Surviving Corporation are set forth below. Each such director shall serve for the term which expires at the annual meeting of stockholders of the Surviving Corporation in the year set forth after his respective name, and until a successor is elected and qualified.


     Name                               Term Expires
     ----                               ------------

     Harold A. "Drew" Pickens              1998
     Robert W. "Lujack" Orr                1997
     Martha S. Clamp                       1997
     Jack F. McIntosh                      1999
     Charles W. Fant, Jr.                  1999
     Cordes G. Seabrook, Jr.               1999
     Jim Gray Watson                       1998
     Richard C. Ballenger                  1997
     F. Stevon Kay                         1998

     The address of each director is 907 N. Main Street, Anderson, South Carolina 29521.

     8. OFFICERS OF THE SURVIVING CORPORATION. Upon and after the Effective Date, until changed in accordance with the Charter and Bylaws of the Surviving Corporation and applicable law, the officers of the Savings Bank immediately prior to the Effective Date shall be the officers of the Surviving Corporation.

     9. OFFICES. Upon the Effective Date, all offices of the Savings Bank shall be offices of the Surviving Corporation. As of the Effective Date, the home office of the Surviving Corporation shall remain at 907 N. Main Street, Anderson, South Carolina, and the locations of the branch offices of the Surviving Corporation shall be 104 Whitehall Road, Anderson, South Carolina; 2821 South Main Street, Anderson, South Carolina; Windsor Place Winn Dixie, S.C. Highway 81, Anderson, South Carolina; and 3898 Liberty Highway, Anderson, South Carolina.

     10. CHARTER AND BYLAWS. On and after the Effective Date, the Charter and Bylaws of the Savings Bank as in effect immediately prior to the Effective Date shall be the Charter and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and applicable law.

     11. SAVINGS ACCOUNTS. Upon the Effective Date, any savings accounts of Interim, without reissue, shall be and become savings accounts of the Surviving Corporation without change in their respective terms, including, without limitation, maturity minimum required balances or withdrawal value.

     12. STOCK COMPENSATION PLANS. By voting in favor of this Agreement, the Holding Company shall have approved adoption of the Savings Bank's 1993 Stock Option Plan, 1996 Stock Option Plan, 1993 Management Development and Recognition Plan and 1996 Management Development and Recognition Plan (collectively, the "Plans") as plans of the Holding Company and shall have agreed to issue Holding Company Common Stock in lieu of Savings Bank Common Stock pursuant to the terms of such Plans. As of the Effective Date, rights outstanding under the Plans shall be assumed by the Holding Company and thereafter shall be rights only for shares of Holding Company Common Stock, with each such right being for a number of shares of Holding Company Common Stock equal to the number of shares of Savings Bank Common Stack that were available thereunder immediately prior to the Effective Date times the Exchange Ratio, as defined in the plan of conversion, and the price of each such right shall be adjusted to reflect the Exchange Ratio and so that the aggregate purchase price of the right is unaffected, but with no change in any other term or condition of such right. The Holding Company shall make appropriate amendments to the Plans to reflect the adoption of the Plans by the Holding Company without adverse effect upon the rights outstanding thereunder.

     13. STOCKHOLDER APPROVAL. The affirmative votes of the holders of Savings Bank Common Stock set forth in the Plan of Conversion shall be required to approve the Plan of Conversion and Agreement and Plan of Reorganization, of which this Plan of Reorganization is a part, on behalf of the Savings Bank. The approval of the Holding Company, as the sole holder of the Interim B Common Stock, shall be required to approve the Plan of Conversion, of which this Plan of Reorganization is a part, on behalf of Interim B.

     14. REGISTRATION; OTHER APPROVALS. In addition to the approvals set forth in Sections 1 and 13 hereof and in the Plan of Conversion, the obligations of the parties hereto to consummate the Reorganization shall be subject to the Holding Company Common Stock to be issued hereunder in exchange for Savings Bank Common Stock being registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities laws, as well as the receipt of all other approvals, consents or waivers as the parties may deem necessary or advisable.

     15. ABANDONMENT OF PLAN. This Plan of Reorganization may be abandoned by either the Savings Bank or Interim B at any time before the Effective Date in the manner set forth in the Plan of Conversion.

     16. AMENDMENTS. This Plan of Reorganization may be amended in the manner set forth in the Plan of Conversion by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

     17. SUCCESSORS. This Plan of Reorganization shall be binding on the successors of the parties hereto.

     18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, except to the extent superseded by the laws of the United States.

     IN WITNESS WHEREOF, the Parties hereto have cause this Plan of Reorganization to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

Attest:                             SOUTHBANC SHARES, M.H.C.






                                    By:
----------------------------             ---------------------------------
Sylvia B. Reed                           Robert W. "Lujack" Orr
Corporate Secretary                      President


Attest:                             _________________





                                    By:
----------------------------             ---------------------------------
Sylvia B. Reed                           Robert W. "Lujack" Orr
Corporate Secretary                      President




Attest:                             PERPETUAL INTERIM "B" BANK, A FEDERAL
                                    SAVINGS BANK




                                    By:
----------------------------             ---------------------------------
Sylvia B. Reed                           Robert W. "Lujack" Orr
Corporate Secretary                      President

                                REVOCABLE PROXY
                             SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS
                                       OF
                            SOUTHBANC SHARES, M.H.C.
                       FOR THE SPECIAL MEETING OF MEMBERS
                          TO BE HELD ON MARCH __, 1998

    The undersigned member of SouthBanc Shares, M.H.C. ("MHC") hereby appoints the Board of Directors, with full powers of substitution, as attorneys-in-fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to cast at the Special Meeting of Members ("Meeting") of the MHC, to be held at the main office of Perpetual Bank, A Federal Savings Bank, 907 N. Main Street, Anderson, South Carolina, on the date and time indicated on the Notice of Special Meeting of Members, and at any adjournment thereof. They are authorized to cast all votes to which the undersigned is entitled, as follows:

                                                                                          FOR            AGAINST

(1) To approve an Amended Plan of Conversion and Agreement and Plan of
    Reorganization adopted by the Board of Directors on September 22, 1997, to convert the MHC from a federally chartered mutual holding company to a stock holding company, to be known as "SouthBanc Shares, Inc.," and the reorganization of Perpetual Bank, A Federal Savings Bank as wholly-owned subsidiary thereof, including the adoption of Certificate of Incorporation and Bylaws for the stock holding company, pursuant to the laws of the United
    States and the rules and regulations of the Office of Thrift Supervision.
                                                                                        [  ]                  [  ]


NOTE: The Board of Directors is not aware of any other matter that may come before the Meeting.

                 THIS PROXY WILL BE VOTED FOR THE PROPOSITIONS
                       STATED IF NO CHOICE IS MADE HEREIN



    Should the undersigned be present and elect to vote at said Meeting or at any adjournment thereof and, after notification to the Secretary of the MHC at said Meeting of the member's decision to terminate this Proxy, then the power of said attorney-in-fact or agents shall be deemed terminated and of no further force and effect.

    The undersigned acknowledges receipt of a Notice of Special Meeting of Members of the MHC called on the date and time indicated on the Notice of Special Meeting, and a Proxy Statement relating to said Meeting from the MHC, prior to the execution of this Proxy.



------------------------------------------
Date



------------------------------------------
Signature



------------------------------------------
Signature



Note: Only one signature is required in the case of a joint account. If signing as a trustee, executor, administrator or in some other fiduciary capacity, so indicate.